Exhibit 99.2
HAMILTON STATE BANCSHARES, INC.
AND SUBSIDIARIES
Consolidated Financial Statements
December 31, 2017 and 2016
(With Independent Auditors’ Reports Thereon)

HAMILTON STATE BANCSHARES, INC.
AND SUBSIDIARIES
i

INDEPENDENT AUDITOR’S REPORT
Board of Directors
Hamilton State Bancshares, Inc. and Subsidiaries
Hoschton, Georgia
Report on the Financial Statements
We have audited the accompanying consolidated financial statements of Hamilton State Bancshares, Inc. and Subsidiaries, which comprise the consolidated balance sheets as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend of the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hamilton State Bancshares, Inc. and Subsidiaries as of December 31, 2017 and 2016, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
(Continued)

Report on Other Legal and Regulatory Requirements
We also have audited in accordance with auditing standards generally accepted in the United States of America, Hamilton State Bancshares, Inc. and Subsidiaries’ internal control over financial reporting as of December 31, 2017, based on criteria established in the 2013 Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) relevant to reporting objectives for the express purpose of meeting the regulatory requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA) and our report dated March 5, 2018 expressed an unmodified opinion.
Crowe Horwath LLP
Atlanta, Georgia
March 5, 2018

Hamilton State Bancshares, Inc. and Subsidiaries
Consolidated Balance Sheets
December 31, 2017 and 2016 (In thousands except share data)

	2017	2016
ASSETS
Cash and due from banks	$13,712	14,808
Interest-bearing deposits in other banks	108,756	103,626
Federal funds sold	313	423
Cash and cash equivalents	122,781	118,857
Time deposits in other banks	11,565	11,577
Securities available-for-sale at fair value	179,036	224,776
Securities held to maturity, (fair value of $107,774 and $126,445 at December 31, 2017 and 2016, respectively)	106,814	124,877
Loans receivable – Acquired:
Loans receivable, net covered	45,978	94,851
Loans receivable, net noncovered	130,258	151,988
Less allowance for loan losses, Acquired Loans	(2,073)	(2,542)
Loans receivable, Originated	1,119,944	1,028,978
Less allowance for loan losses, Originated Loans	(9,410)	(9,674)
Net Loans	1,284,697	1,263,601
FDIC indemnification assets, net	3,680	13,411
Other real estate owned-covered	434	4,098
Other real estate owned-noncovered	1,223	2,861
Premises and equipment, net	28,418	30,885
Goodwill	17,477	17,477
Core deposit intangibles, net	1,769	3,078
Deferred tax assets, net	11,606	16,158
Federal Home Loan Bank stock, at cost	2,245	3,970
Bank owned life insurance	4,426	4,370
Accrued interest receivable	5,473	5,419
Other assets	4,994	5,711
Total assets	$1,786,638	$1,851,126
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Demand deposits	$357,399	326,111
Interest-bearing demand deposits	271,188	276,045
Savings and money market	415,511	401,155
Time deposits under $250,000	447,774	473,981
Time deposits over $250,000	57,803	57,557
Total deposits	1,549,675	1,534,849
Borrowings:
Securities sold under agreements to repurchase	—	3,776
Federal Home Loan Bank advances	12,819	56,118
Trust Preferred Securities	3,093	3,093
Clawback liabilities	8,199	7,901
Accrued interest payable and other liabilities	6,482	5,330
Total liabilities	1,580,268	1,611,067
Stockholders’ equity:
Common stock; 80,000,000 shares authorized, $0.01 par value, 35,032,548 and 34,856,696 shares issued 34,664,904 and 34,494,951 shares outstanding as of December 31, 2017 and 2016, respectively	350	349
Common stock; non-voting; 20,000,000 shares authorized, $0.01 par value, 5,723,226 shares issued and outstanding as of December 31, 2017 and 2016	57	57
Additional paid-in capital	211,893	228,569
Retained earnings	—	17,053
Accumulated other comprehensive loss	(3,220)	(3,302)
Treasury stock, at cost, 367,644 and 361,745 shares outstanding as of December 31, 2017 and 2016, respectively	(2,710)	(2,667)
Total stockholders’ equity	206,370	240,059
Total liabilities and stockholders’ equity	$1,786,638	$1,851,126

See accompanying notes.

Hamilton State Bancshares, Inc. and Subsidiaries
Consolidated Statements of Income
Years Ended December 31, 2017 and 2016 (In thousands except shares and per share data)

	2017	2016
Interest income:
Interest and fees on loans	$74,483	$69,588
Interest on investment securities	6,617	7,163
Interest on deposits in other banks	1,234	664
Interest on federal funds sold and securities purchased under agreements to resell	27	11
Total interest income	82,361	77,426
Interest expense:
Deposits	5,499	5,122
Borrowings	469	489
Total interest expense	5,968	5,611
Net interest income	76,393	71,815
Provision for loan losses	217	2,334
Net interest income after provision for loan losses	76,176	69,481
Other income:
Service charges on deposit accounts	4,253	3,838
Other commissions and fee income	2,964	2,979
Mortgage origination income	524	485
Gains (losses) on sale of securities available for sale	12	(24)
Other	299	96
Total other income	8,052	7,374
Other expenses:
Salaries and employee benefits	27,511	25,336
Occupancy and equipment	7,132	7,704
Professional fees	1,902	1,926
Other real estate owned expenses	309	584
Data processing expenses	3,930	4,300
Amortization of intangibles	1,309	1,524
Amortization of indemnification assets	3,311	5,113
Clawback liability adjustments, net	298	(2,230)
Losses (gains) on other real estate	460	(399)
Other	6,451	6,868
Total other expenses	52,613	50,726
Income before income taxes	31,615	26,129
Income tax provision	16,936	9,076
Net income	$14,679	$17,053
Net income per common share available to common stockholders:
Basic	$0.36	$0.43
Diluted	0.35	0.41
Weighted average shares outstanding – basic	40,318,170	40,107,566
Weighted average shares outstanding – diluted	42,216,852	41,348,928
See accompanying notes.

Hamilton State Bancshares, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income
Years Ended December 31, 2017 and 2016 (In thousands except share data)

	2017	2016
Net income	$14,679	$17,053
Components of other comprehensive income:
Reclassification adjustment for net (gains) losses on sale of securities available for sale included in net income, net of tax of $5 and ($9), respectively	(7)	15
Change in net unrealized gains (losses) on securities available for sale during the period, net of tax of $61 and ($746), respectively	95	(1,209)
Amortization of unrealized net loss on securities transferred to held-to-maturity, net of tax of $360 and $443, respectively	564	697
Total other comprehensive income (loss)	652	(497)
Total comprehensive income	$15,331	$16,556

See accompanying notes.

Hamilton State Bancshares, Inc. and Subsidiaries
Consolidated Statements of Changes in Stockholders’ Equity
For the Years Ended December 31, 2017 and 2016 (In thousands except share data)

	Common Stock		Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Treasury Stock		Total Equity
	Shares	Amount				Shares	Amount
Balance, January 1, 2016	40,363,885	$404	$227,495	$—	$(2,805)	364,245	$(2,687)	$222,407
Net income	—	—	—	17,053	—	—	—	17,053
Other comprehensive loss	—	—	—	—	(497)	—	—	(497)
Stock-based compensation expense	211,958	2	1,114	—	—	—	—	1,116
Exercise of options	20,209	—	22	—	—	—	—	22
Surrender of restricted stock units, including tax benefit of $117 thousand	(16,130)	—	(64)	—	—	—	—	(64)
Contractual dividend forfeited	—	—	2	—	—	—	—	2
Issuance of treasury stock	—	—	—	—	—	(2,500)	20	20
Balance, December 31, 2016	40,579,922	$406	$228,569	$17,053	$(3,302)	361,745	$(2,667)	$240,059
Net income	—	—	—	14,679	—	—	—	14,679
Other comprehensive income	—	—		—	652	—	—	652
Reclass tax effects stranded due to tax reform	—	—	—	570	(570)	—	—	—
Stock-based compensation expense	192,601	2	1,152	—	—	—	—	1,154
Exercise of options	1,250	—	4	—	—	—	—	4
Surrender of restricted stock units	(17,999)	(1)	(138)	—	—	—	—	(139)
Contractual dividend forfeited	—	—	4	—	—	—	—	4
Dividend declared ($1.2393 per share – see Note 13)	—	—	(17,698)	(32,302)	—	—	—	(50,000)
Purchase of treasury stock	—	—	—	—	—	5,899	(43)	(43)
Balance, December 31, 2017	40,755,774	$407	$211,893	$—	$(3,220)	$367,644	$(2,710)	$206,370
See accompanying notes.

Hamilton State Bancshares, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
For the years ended December 31, 2017 and 2016

	2017	2016
Operating activities:
Net income	$14,679	$17,053
Adjustments to reconcile net income to net cash provided by operating activities
Accretion, depreciation, and amortization, net	4,497	192
Provision for loan losses	217	2,334
Loss (gain) on sales and write-downs of other real estate owned	460	(399)
(Gain) loss on sale of fixed assets	(204)	55
(Gain) loss on sale of securities available for sale	(12)	24
Stock compensation expense	1,154	1,116
Surrender of Restricted Stock Units	(135)	(64)
Change in:
FDIC indemnification assets	1,748	(1,294)
Deferred taxes	4,136	2,170
Bank owned life insurance	(56)	(68)
Accrued interest receivable and other assets	663	(3,269)
Accrued interest payable and other liabilities	1,152	80
Net cash provided by operating activities	28,299	17,930
Investing activities:
Purchase of securities available for sale	(18,029)	(56,236)
Maturities of securities available for sale	29,460	15,699
Sale or call of securities available for sale	5,339	3,830
Principal repayments from mortgage-backed and other securities	27,340	35,084
Principal repayments from securities held to maturity	18,547	22,334
Net change in time deposits in other banks	12	(2,633)
Net change in Federal Home Loan Bank stock	1,725	(1,675)
Net (increase) decrease in loans	(17,623)	(126,827)
Proceeds from sale of and payments received on other real estate	6,131	20,143
Disposal (purchases) of premises and equipment	128	(921)
Proceeds from the FDIC for indemnification assets	4,672	2,115
Net cash provided by (used in) investing activities	57,702	(89,087)
Financing activities:
Net increase in deposits	14,883	12,325
Proceeds from Federal Home Loan Bank advances	—	80,000
Repayment of Federal Home Loan Bank advances	(43,145)	(40,945)
Net (decrease) increase in securities sold under agreements to repurchase	(3,776)	2,287
Common stock dividend declared	(50,000)	—
Proceeds received from stock option excercises	4	22
(Purchase) issuance of treasury stock	(43)	20
Net cash (used in) provided by financing activities	(82,077)	53,709
	3,924	(17,448)
Cash and cash equivalents at beginning of year	118,857	136,305
Cash and cash equivalents at end of year	$122,781	$118,857
Supplemental disclosure of cash flow information:
Cash paid for:
Interest	6,222	6,067
Taxes	11,492	8,441
Noncash transactions:
Loans transferred to other real estate	2,172	6,268
See accompanying notes.

(1)
Summary of Significant Accounting Policies

(a)
Nature of Operations

Hamilton State Bancshares, Inc. (the Parent Company) is a bank holding company whose principal activity is the ownership and management of its wholly owned subsidiary, Hamilton State Bank (the Bank). Additionally, certain assets of the Bank, primarily branch locations and other real estate owned, are owned by wholly owned subsidiaries of the Bank. In addition to the Bank, Auto Finance South LLC (Auto Finance) is a subsidiary of the Parent Company. Auto Finance began operations in the second quarter of 2016 and is primarily involved in purchasing automobile loans at a discount. Both the Bank and Auto Finance are included in the consolidated financial statements. Collectively, Hamilton State Bancshares, Inc. and its subsidiaries are hereafter referred to as the “Company.” The Bank is a community-oriented commercial bank with emphasis on both retail and commercial banking. The Bank offers such customary banking services as consumer and commercial checking accounts, savings accounts, mortgages, certificates of deposit, commercial and consumer loans, money transfers and a variety of other banking services. As of December 31, 2017, the Bank had 28 banking offices located in the Georgia cities of Acworth, Braselton, Canton, Cartersville, Cumming, Dallas, Douglasville, Ellenwood, Gainesville, Hoschton, Jackson, Jefferson, Lithia Springs, Locust Grove, Marietta, McDonough, Monticello, Oakwood, Smyrna, Stockbridge, and Woodstock. The Bank conducts its banking activities primarily in Barrow, Bartow, Butts, Cherokee, Cobb, Douglas, Forsyth, Gwinnett, Hall, Henry, Jackson, Jasper, Paulding and surrounding counties.
The Company is a bank holding company registered with the Board of Governors of the Federal Reserve System (the Federal Reserve) and the Georgia Department of Banking and Finance (the Georgia Department). The Bank is a state bank incorporated under the laws of Georgia and is subject to federal and state laws and regulations. The Company is under the supervision and examination of its primary regulators: the Georgia Department, the Federal Reserve, and the Federal Deposit Insurance Corporation (FDIC).
(b)
Basis of Presentation and Accounting Estimates

The consolidated financial statements include the accounts of the Company and the Bank. Significant intercompany transactions and balances have been eliminated in consolidation. All amounts presented in the consolidated financial statements are in thousands except for per share data unless otherwise noted.
In preparing the consolidated financial statements in conformity with U.S. generally accepted accounting principles (GAAP), management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
(c)
Acquisition Accounting

The Company acquired all of the outstanding common stock of Highland Commercial Bank on August 31, 2015 and Cherokee Banking Company, Inc. on February 17, 2014 (both non-covered acquisitions) and the significant assets and liabilities of Bartow County Bank (Bartow) on April 15, 2011, McIntosh State Bank (McIntosh) on June 17, 2011, First State Bank (FSB) on January 20, 2012 and Douglas County Bank (DCB) on April 26, 2013 (collectively, the Covered Acquisitions). The Covered Acquisitions were all FDIC assisted transactions. The expiration dates for the covered transactions for non-single family (NSF) and single family residence (SFR) are as follows:
	NSF	SFR
Bartow	Expired	June 30, 2021
McIntosh	Expired	June 30, 2021
FSB	Expired	March 31, 2022
DCB	June 30, 2018	N/A

The Company accounts for business combinations under the acquisition method of accounting. Assets acquired and liabilities assumed are measured and recorded at fair value at the date of acquisition, including identifiable intangible assets. If the fair value of net assets acquired exceeds the fair value of the consideration paid, a bargain purchase gain is recognized at the date of acquisition. Conversely, if the consideration paid exceeds the fair value of the net assets acquired, goodwill is recognized at the acquisition date. Fair values are subject to refinement for up to a maximum of one year after the closing date of an acquisition as information relative to closing date fair values, which could have reasonably been known as of the closing date, becomes available.
The determination of the fair value of loans acquired takes into account credit quality deterioration and probability of loss; therefore, the related allowance for loan losses previously recorded by the acquired institution is not carried forward. The Company has further segregated acquired loans into two separate categories: (1) loans receivable-covered and (2) loans receivable-noncovered. Loans receivable-covered refers to loans covered under a FDIC loss-share agreement and loans receivable-noncovered refers to those acquired loans not covered under a FDIC loss-share agreement. At June 30, 2016, the NSF loss share agreement expired for the Bartow and McIntosh acquisitions and at March 31, 2017, the NSF loss share agreement expired for FSB. Due to this, the remaining loans that were covered under those loss share agreements were transferred from covered to noncovered loans. In the Day 1 Accounting, an adjustment of the unpaid principal balance to reflect an appropriate market rate of interest, given the risk profile and grade is assigned to each loan. This adjustment is accreted into earnings as a yield adjustment, using the effective yield method, over the remaining life of each loan.
Liabilities are also recognized separately to record at fair market value certain time deposits that had contractual interest rates that were different from the prevailing market interest rates at the time of acquisition. The time deposit intangibles are reflected in “Deposits — Time under $250” and “Deposits — Time over $250” in the accompanying consolidated balance sheets and are accreted to interest expense over the remaining applicable terms of the time deposits to which they apply.
Identifiable intangible assets are recognized separately if they arise from contractual or other legal rights or if they are separable (i.e., capable of being sold, transferred, licensed, rented, or exchanged separately from the entity). The related depositor relationship intangible assets, known as the core deposit intangible assets, may be exchanged in observable exchange transactions. As a result, the core deposit intangible asset is considered identifiable, because the separability criterion has been met.
An FDIC indemnification asset is recognized when the FDIC contractually indemnifies, in whole or in part, the Company for a portion of credit losses of acquired covered loan portfolios and losses on covered other real estate owned up to certain specified thresholds. The recognition and measurement of an indemnification asset is based on the related indemnified items. The Company recognizes an indemnification asset at the same time that the indemnified item is recognized and measures it on the same basis as the indemnified items, subject to collectability or contractual limitations on the indemnified amounts.
Under FDIC loss-sharing agreements, the Company may be required to return a portion of cash received from the FDIC in the event that losses do not reach a specified threshold, based on the initial discount less cumulative servicing costs for the covered assets acquired. Such liabilities are referred to as clawback liabilities and are considered to be contingent consideration, as they require the return of a portion of the initial consideration in the event that certain contingencies are met. For the year ended December 31, 2017, the Company recorded an additional $298 thousand in clawback liabilities related to the acquisitions of McIntosh, FSB and DCB. For the year ended December 31, 2016, the Company recorded an overall reduction of  $2.2 million in clawback liabilities related to the acquisitions of McIntosh, FSB and DCB. A portion of the reduction in 2016 was based on a true-up calculation by a third party consultant in the amount of  $2.6 million, which was off-set by accretion and re-yield adjustments.
(d)
Cash and Cash Equivalents

For purposes of reporting consolidated cash and cash equivalents, the balance includes cash on hand, cash items in process of collection, amounts due from banks, interest-bearing deposits in other banks, and federal funds sold.

The Bank is required at times to maintain average balances in cash with the Federal Reserve Bank. The reserve balances required to be held at the Federal Reserve Bank were $2.7 and $2.8 million as of December 31, 2017 and 2016, respectively.
(e)
Securities Purchased under Agreements to Resell and Securities Sold under Agreements to Repurchase

The Company employs various strategies designed to maintain and improve net interest income including short-term investments such as securities purchased under agreements to resell when they have a return advantage over other investment options and it is consistent with the Company’s liquidity strategy to do so. These agreements are generally on an overnight basis and are carried at contractual amounts plus any accrued interest. These agreements may result in credit exposure in the event the counterparty to the transaction is unable to fulfill its contractual obligations.
Transfers of financial assets are accounted for as sales when control over the assets (i.e., loans or investment securities) has been surrendered. Control over transferred assets is deemed to be surrendered when (i) the assets have been isolated from the Company, (ii) the transferee obtains the right, free of conditions that constrain it from taking advantage of that right, to pledge or exchange the transferred assets, and (iii) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.
The Company did not have any securities sold under agreements to repurchase at December 31, 2017. As of December 31, 2016, securities sold under agreements to repurchase were offered to one cash management customer as an automated, collateralized investment account and were classified as secured borrowings.
(f)
Securities

At December 31, 2017 and 2016 all investment securities were classified as available for sale or held to maturity. Securities classified as available for sale are recorded at fair value with unrealized gains and losses excluded from earnings and reported in accumulated other comprehensive income (loss), net of the related deferred tax effect. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific-identification method. Securities available for sale are used as part of the Company’s interest rate risk management strategy and may be sold in response to changes in interest rates, prepayment factors, and other factors. Securities classified as held to maturity are carried at amortized cost. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Securities held to maturity may not be sold. Typically, Management determines the appropriate classification of securities at the time of purchase. During the first quarter of 2014, approximately $172.6 million of securities available for sale were reclassified as securities held to maturity. See note 2 for further discussion of this reclassification. The Company currently has no securities classified as trading.
Management evaluates all investments for other-than-temporary impairments on a quarterly basis, and more frequently when economic or market conditions warrant such evaluation. Impairment is considered to not be other-than-temporary if  (a) it is not credit-related (b) the Company does not have the intent to sell a debt security prior to recovery and (c) it is more likely than not that it will not have to sell the debt security prior to recovery. When an entity does intend to sell the security, or it is more likely than not the entity will have to sell the security before recovery of its cost basis, it will recognize the credit component of an other-than-temporary impairment of a debt security in earnings and any remaining portion in other comprehensive loss.
(g)
Loans Receivable, Acquired

Acquired loans are accounted for under the acquisition method of accounting. The Company has further segregated acquired loans into covered and noncovered loans. Covered loans represent the loans that are subject to a loss share arrangement with the FDIC, which indemnifies and reimburses the Company for a portion of the losses incurred on the covered loans. Covered and noncovered loans acquired via FDIC assisted transactions are collectively referred to as “FDIC Assist loans”. Noncovered loans acquired via open bank transactions are collectively referred to as “Open Bank loans.” Noncovered loans are not subject to a loss share agreement. When a loss share agreement expires the remaining loans that are covered by the loss share agreement are transferred from covered loans to noncovered loans. The acquired loans are recorded at their estimated fair values as of the acquisition date. Fair value of acquired loans is determined using a discounted cash flow model based on assumptions regarding the amount and timing of principal and interest payments, estimated prepayments, estimated default rates, estimated loss severity in the event of defaults, current market rates, and collateral values. Estimated credit losses are included in the determination of fair value; therefore, an allowance for loan losses is not recorded on the acquisition date.
The Company accounts for Open Bank Loans with “pass” risk grades (1-5 on a 9 point scale), which are recorded at their estimated fair values at acquisition with the resulting premiums or discounts, if any, accreted over the remaining term of the loan as an adjustment to the related loan’s yield.
An acquired loan is considered impaired when there is evidence of credit deterioration since origination and it is probable at the date of acquisition that the Company would be unable to collect all contractually required payments. The Company has elected to account for FDIC Assist loans as impaired loans by association. Open Bank loans were individually determined for impairment at acquisition. For FDIC Assist loans, only revolving credit agreements such as home equity lines are excluded from acquired impaired loan accounting requirements.
For acquired impaired loans, the Company (a) calculates the contractual amount and timing of undiscounted principal and interest payments (the undiscounted contractual cash flows) and (b) estimates the amount and timing of undiscounted expected principal and interest payments (the undiscounted expected cash flows). The difference between the undiscounted contractual cash flows and the undiscounted expected cash flows is the nonaccretable yield. The nonaccretable yield represents an estimate of the loss exposure of principal and interest related to the acquired impaired loan portfolio and such amount is subject to change over time based on the performance of such loans.
The excess of undiscounted expected cash flows at acquisition over the initial fair value of acquired impaired loans is referred to as the “accretable yield” and is recorded as interest income over the estimated life of the loans using the effective yield method if the timing and amount of the future cash flows is reasonably estimable. Cash flows are initially determined based on contractual cash flows, term assumptions related to timing, loan performance, and various other factors. The accretable yield is accounted for and included in interest income on loans within the statements of income and cash flows. Improvements in expected cash flows over those originally estimated increase the accretable yield and are recognized as interest income prospectively. Decreases in the amount and changes in the timing of expected cash flows compared to those originally estimated decrease the accretable yield and usually result in a provision for loan losses and the establishment of an allowance for loan losses. The carrying value of acquired impaired loans is reduced by payments received, both principal and interest, and increased by the portion of the accretable yield recognized as interest income.
The Company aggregates most acquired impaired loans into pools of loans with common credit risk characteristics such as loan and collateral type. To establish accounting pools of acquired impaired loans, loans are first categorized by similar purpose and collateral. Loan pools are initially booked at the aggregate fair value of the loan pool constituents, based on the present value of the Company’s expected cash flows from the loans. An acquired loan will be removed from a pool of loans if the loan is sold, foreclosed, or payment is received in full satisfaction of the loan. The acquired loan will be removed from the pool at its carrying value. If an individual acquired loan is removed from a pool of loans, the difference between its relative carrying amount and the fair value of any consideration received will be recognized as interest income, net of the amount due to the FDIC. Pursuant to the FSB acquisition, separate loan pools were established for purchased credit impaired loans and those other acquired loans treated as impaired “by analogy.” This treatment was not applied with respect to the Bartow, McIntosh and DCB acquisitions.
As required, the Company periodically reestimates the expected cash flows to be collected over the life of the acquired impaired loan pools. If, based on current information and events, it is probable that the Company will be unable to collect all cash flows expected at acquisition plus additional cash flows expected to be collected arising from changes in estimate after acquisition, the acquired loan pools are considered impaired. The decrease in the expected cash flows reduces the carrying value of the acquired loan pools, to maintain a stable accretable yield and results in the establishment of an allowance for loan losses which is recorded through a combination of a charge to the provision for loan losses and an increase in the FDIC indemnification asset if the decrease occurs on a covered pool. If, based on current information and events, it is probable that there is a significant increase in the cash flows previously expected to be collected or if actual cash flows are significantly greater than cash flows previously expected, the Company will reduce the allowance for loan losses established on the acquired impaired loans for the increase in the present value of cash flows expected to be collected, if an allowance has been established post acquisition. The increase in the expected cash flows for the acquired impaired loans over those originally estimated at acquisition increases the carrying value of the acquired loan pools over time through an increase in accretable yield on the loan pool and (1) a reduction in the accretion rate on the FDIC indemnification asset when the present value of undiscounted cash flows exceeds the FDIC indemnification assets recorded on the Company’s books, if it occurs on a covered pool or (2) an increase in amortization expense when the present value of undiscounted cash flows is less than the FDIC indemnification assets recorded on the Company’s books. An increase in the accretable yield on the loans is recognized as interest income over the remaining average life of the acquired loans if it occurs on a covered pool.
Individual loans in the acquired impaired loan pools are generally considered accruing and performing loans as the loans accrete interest income over the estimated life of the loan when expected cash flows are reasonably estimable. Accordingly, acquired impaired loans that are contractually past due are still considered to be accruing and performing loans and disclosed as “current.” If the timing and amount of cash flows is not reasonably estimable, the loans in a pool may be classified as nonaccrual loans and interest income may be recognized on a cash basis or as a reduction of the principal amount outstanding.
When the Company records a charge off on an acquired loan, the charge off is first recorded against the nonaccretable yield. Once the nonaccretable yield is exhausted, the Company records any additional charge offs against the allowance for loan loss for the pool to which it is assigned.
(h)
Loans Receivable, Originated

Loans originated by the Company that management has the intent and ability to hold for the foreseeable future, or until maturity or payoff, are reported at their outstanding principal balances less deferred fees, origination costs and charge-offs. Interest income is accrued on the outstanding principal balance. Loan fees, net of certain origination costs, are deferred and amortized on a straight-line basis over the lives of the respective loans, which approximates the effective-interest method.
Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower’s financial condition is such that collection of principal or interest in full is doubtful or if the loan is 90 days past due. When a loan is placed on nonaccrual status, previously accrued and uncollected interest is charged against interest income on loans. Generally, payments received on nonaccrual loans are applied to principal. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments of principal and interest are reasonably assured.
A loan is considered impaired when it is probable, based on current information and events, the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Additionally, all loans modified as part of a troubled debt restructuring (TDR) are considered to be impaired as well. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest when due. Loans are reviewed on an individual basis. Impaired loans are measured by the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value, less disposition costs of the collateral if the loan is collateral dependent. Interest on accruing impaired loans is recognized only if such loans do not meet the criteria for nonaccrual status, which generally means they are a performing TDR or they are well secured and in the process of collection.
When a borrower is experiencing financial difficulties, the Company may, in order to assist the borrower in repaying the principal and interest owed to the Company, make certain modifications to the borrower’s loan. All loan modifications and renewals are evaluated for TDR classification. A TDR is defined as a modification with a borrower that is experiencing financial difficulties, and the Company has granted a financial concession it would not normally make. The concession is either granted through an agreement with the customer or imposed by a court of law. Concessions include modifying original loan terms to reduce or defer cash payments required as part of the loan agreement, including but not limited to one of the following:
•
A reduction of the stated interest rate for a period of time deemed appropriate by the Company

•
Modify the loan to an interest only loan for a period of time deemed appropriate by the Company

•
Extension of the maturity date or dates under terms not consistent with new debt with similar risk characteristics

•
Reduction in the remaining principal amount owed or maturity amount of the debt as stated in the agreement

•
Reduction of accrued interest receivable on the debt

In its determination of whether the customer is experiencing financial difficulties, the Company considers numerous indicators, including, but not limited to the following:
•
Whether the customer is currently in default on its existing loan, or is in an economic or legal position where it is probable the customer will be in default on its loan in the foreseeable future without a modification

•
Whether the customer has declared or is in the process of declaring bankruptcy

•
Whether there is substantial doubt about the customer’s ability to continue as a going concern

•
Whether, based on its projections of the customer’s current capabilities, the Company believes the customer’s future cash flows will be insufficient to service the debt, including interest, in accordance with the contractual terms of the existing agreement for the foreseeable future

•
Whether, without modification, the customer cannot obtain sufficient funds from other sources at an effective interest rate equal to the current market rate for similar debt for a nontroubled debtor

The amount of impairment on a TDR, if any, is determined in accordance with ASC 310-10-35, Accounting by Creditors for Impairment of a Loan.
(i)
Allowance for Loan Losses, Acquired Loans

The majority of acquired loans have been accounted for under ASC 310-30, whereby the Company is required to periodically reestimate the expected cash flows on the loans. For purposes of applying the guidance under ASC 310-30, the Company grouped most acquired impaired loans into pools based on common risk characteristics. Generally, a decline in expected cash flows for a pool of loans is referred to as impairment and results in an increase in the allowance for loan losses, which is achieved through a charge to provision expense for loan loss, along with an increase in the FDIC indemnification asset to the extent the loan is covered under a loss sharing agreement. Improvement in expected cash flows for a pool of loans results first in a reversal of previously recorded allowances, if any, and then prospectively as an adjustment to the yield on the loans. Correspondingly, aggregate increases in the credit quality and cash flows of loans decrease the value of the FDIC shared loss agreements that give rise to the FDIC indemnification asset, resulting in a decrease in amount of FDIC indemnification assets over the remaining life of the loss share agreement. Loss assumptions used in the basis of the indemnified loans are consistent with the loss assumptions used to measure the FDIC indemnification asset. For loans accounted for under ASC 310-30, expected cash flows are re-estimated periodically during the year, with any decline in expected cash flows recorded as noted above. These cash flow evaluations are inherently subjective, as they require material estimates, all of which may be susceptible to significant change.
Loans acquired that are not considered purchase credit impaired, are accounted for under ASC 310-20. Discounts created when the loans were recorded at their estimated fair values at acquisition are accreted over the remaining term of the loan as an adjustment to the related loan’s yield. The accrual of interest income is discontinued when the collection of a loan or interest, in whole or in part, is doubtful. At such time when the outstanding contractual amount of one of these loans, net of this credit related discount, exceed the contractual cash flows less any losses inherent in these loans, an allowance for loan losses for the loans will be established through a charge to provision expense, along with an increase in the FDIC indemnification asset to the extent the loan is covered under a loss sharing agreement. Improvement in the credit quality does not impact amortization or accretion of any premium or discount previously recognized on a loan accounted for under ASC 310-20.
(j)
Allowance for Loan Losses, Originated Loans

The allowance for loan losses is established for losses inherent in the portfolio as of the reporting date through a provision for loan losses charged to expense. Loans are charged-off against the allowance for loan losses when management believes that the collection of the principal is unlikely. The allowance represents an amount that, in management’s judgment, will be adequate to absorb probable incurred losses as of the reporting date on existing loans that become uncollectible. Loans confirmed as uncollectible are charged-off and deducted from the allowance; recoveries on loans previously charged-off are credited back to the allowance.
The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the uncollectibility of loans in light of historical experience, the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, current economic conditions that may affect the borrower’s ability to pay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available. This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses, and may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examinations.
The allowance consists of specific and general components. Each of these components calls for the use of estimates and judgments. The specific component is determined in accordance with ASC 310-30-35, which relates to loans that are classified as impaired. For such loans that are classified as impaired, an allowance is established when the discounted cash flows, collateral value, or observable market price of the impaired loan is lower than the carrying value of that loan. For loans that are not considered impaired, a general allowance for loan losses is determined based upon loss estimation factors where the loan portfolio is segmented into cohorts by product type, and loan loss is empirically estimated using loan level performance data for average monthly risk grade migrations and charge-offs. Key assumptions of the migration-based model are the look back period of 84 months over which risk migration is observed; the loss emergence period, estimating the length of time in which the loss becomes evident, and; qualitative environmental factors that reflect changes in the collectability of loans not captured in historical loss data. Qualitative environmental factors include consideration of the following: levels of and trends in charge-offs and recoveries; migration of loans to the classification of special mention, substandard or doubtful; trends in volume and terms of loans; effects of any change in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentration.
(k)
Other Real Estate Owned-Covered

All other real estate initially acquired in a FDIC-assisted acquisition that is subject to a FDIC loss-share agreement is reported at fair value separately in the Company’s consolidated balance sheets as other real estate owned-covered. Other real estate owned-covered is reported exclusive of expected reimbursement cash flows from the FDIC, which are included in the FDIC indemnification assets. Foreclosed covered loan collateral subsequent to the acquisition date is transferred into covered other real estate at the collateral’s net realizable value, less estimated selling costs.

Other real estate-covered is initially recorded at its estimated fair value on the acquisition date or foreclosure date based on similar market comparable valuations less estimated selling costs. Any subsequent valuation adjustments due to declines in fair value are charged to noninterest expense, and are mostly offset by the corresponding increase to the FDIC indemnification asset for the loss reimbursement amount. Any recoveries, net of the amount due to the FDIC, are credited to noninterest income.
(l)
Other Real Estate Owned-Noncovered

Other real estate owned-noncovered refers to real estate associated with loans originated by the Company, which were subsequently foreclosed on, other real estate acquired through an Open Bank transaction, other real estate acquired as part of the Covered Acquisitions that is not subject to a loss-share agreement with the FDIC, or other real estate that was originally under a loss share agreement but has since expired. Other real estate owned-noncovered, acquired through, or in lieu of, loan foreclosure is held for sale and initially recorded at fair value less selling costs. Any write-down to fair value less costs to sell at the time of transfer to other real estate owned is charged to the allowance for loan losses. Subsequent to foreclosure, valuations are periodically performed by outside appraisers and the assets are carried at the lower of carrying amount or fair value less costs to sell. Costs of improvements are capitalized, whereas costs relating to holding other real estate owned and subsequent write-downs to the value are included in other operating expenses. Gains related to the sale of other real estate owned-noncovered is included in noninterest income.
Also included in other real estate owned-noncovered at December 31, 2017 and 2016 was land owned by the Parent Company in the amount of  $437 thousand, which is held for sale.
(m)
FDIC Indemnification Assets and Accretion of Indemnification Assets

The Company accounts for amounts receivable under the FDIC loss share agreements as indemnification assets in accordance with FASB ASC Topic 805, Business Combinations. The FDIC indemnification assets are initially recorded at fair value, based on the expected future cash flows under the FDIC loss share agreements, which are discounted at a risk free rate that is adjusted for uncertainty in the timing of cash flows. The difference between the present value at the acquisition dates and the undiscounted cash flows the Company expects to collect from the FDIC is accreted into noninterest income over the life of each FDIC indemnification asset when the present value of undiscounted cash flows exceeds the FDIC indemnification assets recorded on the Company’s books, or amortized into noninterest expenses over the life of each FDIC asset when the present value of undiscounted cash flows is less than the FDIC indemnification assets recorded on the Company’s books. The FDIC indemnification assets are presented separately from clawback liabilities due to the FDIC at the termination of the loss share agreements. See note 1(c) to the consolidated financial statements, Acquisition Accounting, for additional information regarding the FDIC clawback liabilities under the loss share agreements.
The FDIC indemnification assets are reduced as loss share claims are submitted to the FDIC. The FDIC indemnification assets are revalued concurrent with the loan cash flow reestimation and adjusted for any changes in expected cash flows based on recent performance and expectations for future performance of covered loans and covered other real estate. These adjustments are measured on the same basis as the related covered loans and covered other real estate. Increases in the estimated cash flow of the covered loans and covered other real estate over those previously expected reduce the accretion (or increase amortization) recognized on the FDIC indemnification assets. For Bartow, McIntosh, FSB and DCB, decreases in the cash flow of the covered loans and covered other real estate under those previously expected result in an increase in the allowance for loan losses, acquired loans and decrease in the carrying value of covered other real estate, which is partially offset by an increase recognized in the FDIC indemnification asset to the extent the loss is covered.
Under the FSB loss share agreement, the FDIC will reimburse the Bank for 80% of the first $167.0 million in losses arising from covered loans and other real estate, 0% of the next $37.4 million in losses arising from covered loans and other real estate, and for 80% of any losses above $204.4 million on covered loans and other real estate. As of December 31, 2017, the Company’s actual losses are approximately $143.0 million, below the $167.0 million threshold noted above, and the Company still believes that total losses subject to reimbursement by the FDIC will fall within the range estimated above.

Under the Bartow and McIntosh loss share agreements, the FDIC will reimburse the Bank for 80% of the losses arising from covered commercial loans, consumer loans, and other real estate. The DCB loss share agreement excludes the consumer loans acquired. The FDIC will only reimburse the Bank for 80% of losses arising from covered commercial real estate loans and other real estate.
Projected increases and decreases to the amounts to be reimbursed by the FDIC are recorded as an adjustment to the yield of the FDIC indemnification assets and accreted into income over the remaining life of the loans or indemnified period if less. The amount ultimately collected from the FDIC is dependent upon the performance of the underlying covered assets, the passage of time, and claims submitted to the FDIC, which are subject to review and could be adjusted by the FDIC.
(n)
Premises and Equipment

Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the shorter of the estimated useful lives or estimated lease terms, including expected lease renewals, of the related assets. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation and amortization are removed from the accounts, and any resulting gain or loss is reflected in operations for the period. The cost of maintenance and repairs which does not improve or extend the useful life of the respective asset is charged to operations as incurred, whereas additions and significant improvements are capitalized. The range of estimated useful lives for premises and equipment are:
Buildings	20 – 40 years
Building improvements	varies, but typically 10 years
Equipment and furniture	3 – 7 years
Software	3 years or life of contract
Leasehold improvements	life of lease; not to exceed life of asset
(o)
Goodwill and Core Deposit Intangibles

Goodwill is established and recorded if the consideration given during an acquisition transaction exceeds the fair value of the net assets received. The Company’s current goodwill balance relates to acquisitions made in 2006, 2008 and 2015. Goodwill has an indefinite useful life and is not amortized, but is evaluated annually for potential impairment, or when events or circumstances indicate a potential impairment. The Company first evaluates potential impairment of goodwill by comparing the fair value of the reporting unit to its carrying amount, including goodwill. Any excess of carrying value over fair value would indicate a potential impairment and the Company would proceed to perform an additional test to determine whether goodwill has been impaired and calculate the amount of that impairment. The Company evaluates goodwill for impairment annually and at interim dates if indicators of impairment exist. Goodwill at December 31, 2017 and 2016 totaled $17.5 million.
Core deposit intangibles (CDI) were acquired in connection with business combinations. The core deposit premium is initially recognized based on a valuation performed as of the transaction date. The CDI is amortized over the average remaining life of the acquired customer deposits. Amortization periods are reviewed annually and assessed for impairment if there are economic, market, industry, or other factors that would suggest the carrying amount of CDI is not recoverable.
There was no impairment of goodwill or CDI in 2017 or 2016.
The carrying amount of the CDI at December 31, 2017 and 2016 was $1,769 and $3,078 net of accumulated amortization of  $8,966 and $7,657, respectively. Amortization expense for the years ended December 31, 2017 and 2016 was $1,309 and $1,524, respectively.

The amortization expense for each of the next five years is as follows:
2018	$883
2019	383
2020	316
2021	118
2022	69
(p)
Federal Home Loan Bank Stock

The Company is required to maintain an investment in capital stock of the Federal Home Loan Bank of Atlanta (FHLB). The stock has no quoted fair value and is carried at cost, which also represents the anticipated redemption value. At its discretion, the FHLB may declare dividends on the stock. Management reviews for impairment based on the ultimate recoverability of the cost basis in the stock through redemption with the FHLB. Management believes there was no impairment of this investment during the periods presented in these financial statements.
(q)
Bank-Owned Life Insurance

The Company acquired existing life insurance policies on certain key executives in the Cherokee Bank acquisition. Bank-owned life insurance (BOLI) is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value that is probable at settlement. Increases to cash surrender values are recorded as a component of  ‘‘other noninterest income’’ on the consolidated statements of income.
(r)
Mortgage Origination Income

The Company earns mortgage origination income from third-party investors who fund residential mortgage loans for which the Company performs certain loan origination services. Accordingly, the loans are not funded or recorded by the Company, and the income is recorded as it is earned (i.e., when the loan closes).
(s)
Income Taxes

The Company accounts for income taxes using the asset-and-liability method in accordance with income tax accounting guidance (ASC 740, Income Taxes). The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of revenues over deductions. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.
Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized if it is more likely than not that the deferred tax assets will be realized. Deferred tax assets may be reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of an entity’s deferred tax assets will not be realized.
A tax position that meets the more-likely than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment.
On December 22, 2017, the Tax Cuts and Jobs Act (the TCJA) was signed into law. The effect of the change in tax law is required to be recognized as of the date of enactment, which is officially December 22, 2017. As a result of the timing of the enactment of the TCJA, the Company must include the tax impact in the financial reporting period that encompasses the enactment date. See Note 9 — Income Taxes for further discussion and impact of the Tax Law.

The Company’s ASC 740 policy is to recognize interest and penalties related to unrecognized tax benefits as a component of income tax expense. Accrued interest and penalties are included within the related tax asset/liability line in the consolidated balance sheet.
(t)
Stock Compensation Plans

Stock compensation accounting guidance requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the grant date fair value of the equity or liability instruments issued. The stock compensation accounting guidance covers a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans.
The stock compensation accounting guidance requires that compensation cost for all stock awards be calculated and recognized over the employees’ service period, generally defined as the vesting period. For awards with graded vesting, the Company has elected to recognize compensation cost on a straight-line basis over the requisite service period for the entire award. A Black-Scholes-Merton model is used to estimate the fair value of stock options, while the estimated fair value of the Company’s common stock is used for restricted stock awards and stock grants, both determined at the date of grant. For 2017 and 2016, the estimated fair value of the Company’s common stock was primarily based on comparable transactions of similar size and geographical located companies.
During the years ended December 31, 2017 and 2016, there were 458,002 and 249,960 shares, respectively, in stock compensation awards granted.
(u)
Net Income Available to Common Stockholders and Earnings Per Share

Basic earnings per share (EPS) is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding during each period. Diluted earnings per share is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding during each period, plus potential common shares issuable for stock options, restricted stock units and warrants outstanding, as calculated under the treasury-stock method. The weighted average number of common shares used in the computation of basic earnings per share was 40,318,170 and 40,107,566 for the years ended December 31, 2017 and 2016, respectively. The Company included potential common shares of 1,898,682 and 1,241,362 in the computation of diluted earnings per share for years ended December 31, 2017 and 2016, respectively. Stock options, restricted stock units and warrants totaling 2,118,668 and 2,229,788 for the years ended December 31, 2017 and 2016, respectively, were excluded from diluted shares because including such shares would be antidilutive.
(v)
Other Comprehensive Income (Loss)

Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in net income. Certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale, are reported net of tax, as a separate component of the equity section of the balance sheet, and such items, along with net income, are components of comprehensive income (loss).
(w)
Reclassifications

Certain items in the 2016 consolidated financial statements have been reclassified to conform to the presentation adopted in 2017. There was no impact to net income available to common stockholders or equity.
(x)
Recently Adopted Accounting Standards Update

ASU 2016-09, Improvements to Employee Share-Based Payment Accounting.   In March 2016, the FASB issued guidance to simplify several aspects of the accounting for share-based payment award transactions including the income tax consequences, the classification of awards as either equity or liabilities, and the classification on the statement of cash flows. The amendments will be effective for the

Company for annual periods beginning after December 15, 2016 and interim periods within those annual periods. Early adoption is permitted. The Company implemented this ASU in fiscal year 2017 and realized a tax benefit of  $134 thousand.
ASU 2018-02 Income Statement Reporting Comprehensive Income (Topic 220) Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income.   In February 2018, the FASB issued guidance clarifying the reclassification amount of stranded tax amounts related to the application of the Tax Cuts and Jobs Act of 2017. The Company will be required to disclose the stranded tax amounts that are reclassified. The changes will be effective for all entities for fiscal years beginning after December 15, 2008. Early adoption for public business entities is allowed. The Company has elected to early adopt the standard and has reclassified $570 thousand in stranded tax amounts.
(y)
Recently Issued Accounting Standards Update

ASU 2014-09 Revenue from Contracts with Customers.   In May 2014, the FASB issued guidance to change the recognition of revenue from contracts with customers. The core principle of the new guidance is that an entity should recognize revenue to reflect the transfer of goods and services to customers in an amount equal to the consideration the entity receives or expects to receive. The guidance will be effective for the Company for reporting periods beginning after December 15, 2017. The Company will apply the guidance using a modified retrospective approach. The Company does not expect these amendments to have a material effect on its financial statements.
ASU 2016-02 Leases.   In February 2016, the FASB amended the Leases topic of the Accounting Standards Codification to revise certain aspects of recognition, measurement, presentation, and disclosure of leasing transactions. The amendments will be effective for fiscal years beginning after December 15, 2018. Early adoption is permitted. We do not expect a material change to the timing of expense recognition, but will continue to evaluate the impact.
ASU 2016-13 Financial Instruments — Credit Losses.   In June 2016, the FASB issued guidance to change the accounting for credit losses and modify the impairment model for certain debt securities. The amendments will be effective for the Company for reporting periods beginning after December 15, 2020. Early adoption is permitted for all organizations for periods beginning after December 15, 2018. The Company is currently evaluating the effect that implementation of the new standard will have on its financial position, results of operations, and cash flows.
ASU 2016-15 Statement of Cash Flows.   In August 2016, the FASB amended the Statement of Cash Flows topic of the Accounting Standards Codification to clarify how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The amendments will be effective for the Company for fiscal years beginning after December 15, 2017. Early adoption is permitted. The Company does not expect these amendments to have a material effect on its financial statements.
ASU 2017-04 Simplifying the Test for Goodwill Impairment.   In January 2017, the FASB amended the Goodwill and Other Topic of the Accounting Standards Codification to simplify the accounting for goodwill impairment for public business entities and other entities that have goodwill reported in their financial statements and have not elected the private company alternative for the subsequent measurement of goodwill. The amendment removes Step 2 of the goodwill impairment test. A goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. The effective date and transition requirements will be effective for the Company for reporting periods beginning after December 15, 2020.   Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company does not expect these amendments to have a material effect on its financial statements.
ASU 2017-12 Derivatives and Hedging.   In August 2017, the FASB amended the requirements of the Derivatives and Hedging Topic of the Accounting Standards Codification to improve the financial reporting of hedging relationships to better portray the economic results of an entity’s risk management activities in its financial statements. The amendments will be effective for the Company for annual periods beginning after December 15, 2018. Early adoption is permitted. The Company does not expect these amendments to have a material effect on its financial statements.

(2)
Securities Available for Sale and Held to Maturity

The amortized cost and fair value of securities available for sale and held to maturity with gross unrealized gains and losses are summarized as follows:
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Securities available for sale at December 31, 2017:
Debt securities:
U.S. government and federal agencies	$5,075	—	(3)	5,072
Mortgage-backed – government-sponsored enterprises (GSE) residential	125,927	176	(1,798)	124,305
State and municipal securities	40,500	256	(245)	40,511
Corporate securities	9,150	—	(2)	9,148
Total securities available for sale	180,652	432	(2,048)	179,036
Securities held to maturity at December 31, 2017:
Debt securities:
U.S. government and federal agencies	3,070	92	—	3,162
Mortgage-backed – government-sponsored enterprises (GSE) residential	77,375	622	(128)	77,869
State and municipal securities	26,369	379	(5)	26,743
Total securities held to maturity	106,814	1,093	(133)	107,774
Total debt securities	$287,466	1,525	(2,181)	286,810

	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Securities available for sale at December 31, 2016:
Debt securities:
U.S. government and federal agencies	$5,156	6	(1)	5,161
Mortgage-backed – government-sponsored enterprises (GSE) residential	136,195	237	(1,977)	134,455
State and municipal securities	47,127	279	(301)	47,105
Corporate securities	38,059	26	(30)	38,055
Total securities available for sale	226,537	548	(2,309)	224,776
Securities held to maturity at December 31, 2016:
Debt securities:
U.S. government and federal agencies	3,711	90	—	3,801
Mortgage-backed – government-sponsored enterprises (GSE) residential	94,810	1,085	(233)	95,662
State and municipal securities	26,356	626	—	26,982
Total securities held to maturity	124,877	1,801	(233)	126,445
Total debt securities	$351,414	2,349	(2,542)	351,221

During the first quarter of 2014, approximately $172.6 million of securities available for sale were reclassified as securities held to maturity. These securities were transferred at fair value at the time of the transfer, which became the new cost basis for the securities held to maturity. The unrealized net holding loss on the available for sale securities on the date of transfer totaled approximately $7.08 million, and continued to be reported as a component of accumulated other comprehensive loss. This net unrealized loss is being amortized to interest income over the remaining life of the securities as a yield adjustment. For the years ended December 31, 2017 and 2016, $924 thousand and $1.1 million, respectively, had been amortized to interest income. There were no gains or losses recognized as a result of this transfer.
The amortized cost and fair value of debt securities at December 31, 2017 and 2016, by contractual maturity are shown below. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.
2017:	Amortized cost	Fair value
Securites available for sale:
Due in less than 1 year	$12,968	12,958
Due in 1 to 5 years	24,038	23,929
Due in 5 to 10 years	17,091	17,155
Due after 10 years	628	689
Mortgage-backed – GSE residential	125,927	124,305
Total securities available for sale	180,652	179,036
Securites held to maturity:
Due in 1 to 5 years	19,963	20,041
Due in 5 to 10 years	4,788	4,978
Due after 10 years	4,688	4,886
Mortgage-backed – GSE residential	77,375	77,869
Total securities held to maturity	106,814	107,774
Total debt securities	$287,466	286,810

2016:	Amortized cost	Fair value
Securites available for sale:
Due in less than 1 year	$29,476	29,469
Due in 1 to 5 years	38,799	38,882
Due in 5 to 10 years	19,674	19,589
Due after 10 years	2,393	2,381
Mortgage-backed – GSE residential	136,195	134,455
Total securities available for sale	226,537	224,776
Securites held to maturity:
Due in 1 to 5 years	19,419	19,728
Due in 5 to 10 years	4,638	4,813
Due after 10 years	6,010	6,242
Mortgage-backed – GSE residential	94,810	95,662
Total securities held to maturity	124,877	126,445
Total debt securities	$351,414	351,221

Securities with carrying values of  $148.0 and $149.7 million at December 31, 2017 and 2016, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.
Securities with a carrying value of  $34.8 and $19.5 million were sold, called, matured or paid-off at a gain of  $12 thousand and a loss of  $24 thousand for the years ended December 31, 2017 and 2016, respectively, and were recorded in noninterest income in the consolidated statements of income.

Temporarily Impaired Securities
The following table shows the gross unrealized losses and fair value of the entity’s investments with unrealized losses that are not deemed to be other than temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2017 and 2016.
	December 31, 2017
	Less than 12 months		Over 12 months
	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Total unrealized losses
Securities available for sale
U.S. government and federal agencies	$3	4,997	—	—	3
Mortgage-backed-GSE residential	242	31,767	1,556	63,130	1,798
State and municipal securities	171	21,331	74	4,397	245
Corporate securities	2	4,005	—	—	2
Total available for sale	418	62,100	1,630	67,527	2,048
Securites held to maturity
Mortgage-backed-GSE residential	13	2,769	115	11,933	128
State and municipal securities	5	3,133	—	—	5
Total held to maturity	18	5,902	115	11,933	133
Total	$436	68,002	1,745	79,460	2,181

	December 31, 2016
	Less than 12 months		Over 12 months
	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Total unrealized losses
Securities available for sale
U.S. government and federal agencies	$—	—	1	155	1
Mortgage-backed-GSE residential	1,561	79,220	416	14,950	1,977
State and municipal securities	279	26,855	22	229	301
Corporate securities	5	4,173	25	9,974	30
Total available for sale	1,845	110,248	464	25,308	2,309
Securites held to maturity
Mortgage-backed-GSE residential	31	1,367	202	13,370	233
Total held to maturity	31	1,367	202	13,370	233
Total	$1,876	111,615	666	38,678	2,542

At December 31, 2017, the Company owned 89 securities with an aggregate unrealized loss of $2.2 million. In analyzing the issuers’ financial condition, management noted that 35 of these securities are issued or guaranteed by the federal government or its agencies. Mortgage Backed securities accounted for 23 of the securities and are all rated Aaa by Moody’s and AA+ by Standard & Poors. There were 30 municipal securities with unrealized losses, of which all continue to pay regularly and are rated from Aaa to A2 by Moody’s and/or from A to AAA by Standard & Poors with the exception of one issue of an Arkansas school district for which the Moody’s rating was withdrawn due to Moody’s view of the Arkansas Intercept program. Credit reviews have been performed on all municipal bonds and the Company believes there is no significant risk of credit default at this time. There is one corporate bond rated A3 by Moody’s and A- by Standard & Poors and has little risk of default in the Company’s opinion. The Company continues to perform periodic credit reviews on all corporate bonds. As management did not intend to sell these securities and it is more likely than not that the Company will not be required to sell these securities before recovery of its amortized-cost basis, which may be maturity, the Company does not consider these securities to be other than temporarily impaired at December 31, 2017.
At December 31, 2016, the Company owned 82 securities with an aggregate unrealized loss of $2.5 million. In analyzing the issuers’ financial condition, management noted that 31 of these securities are issued or guaranteed by the federal government or its agencies. Mortgage Backed securities accounted for 19 of the securities and are all rated Aaa by Moody’s and AA+ by Standard & Poors. There were 29 municipal securities with unrealized losses, of which all continue to pay regularly and are rated from Aa2 to Aaa by Moody’s and/or from AA- to AAA by Standard & Poors with the exception of one issue of an Arkansas school district for which the Moody’s rating was withdrawn due to Moody’s view of the Arkansas Intercept program. Credit reviews have been performed on all municipal bonds and the Company believes there is no significant risk of credit default at this time. There were three corporate bonds, which are rated A3 to Aa3 by Moody’s and A- to AA- by Standard & Poors and have little risk of default in the Company’s opinion. The Company continues to perform periodic credit reviews on all corporate bonds. As management did not intend to sell these securities and it is more likely than not that the Company will not be required to sell these securities before recovery of its amortized-cost basis, which may be maturity, the Company does not consider these securities to be other than temporarily impaired at December 31, 2016.
(3)
Loans Receivable and Allowance for Loan Losses, Originated

For purposes of the disclosures required pursuant to ASC Topic 310, the loan portfolio was disaggregated into segments and then further disaggregated into classes for certain disclosures. A portfolio segment is defined as the level at which an entity develops and documents a systematic method for determining its allowance for loan losses. There are three loan portfolio segments that include commercial, financial, and agricultural; real estate; and consumer and other. A class is generally determined based on the initial measurement attribute, risk characteristics of the loan, and an entity’s method for monitoring and assessing credit risk. Commercial, financial, and agricultural is a separate loan segment and class while loan classes within the real estate segment include construction and development, residential, and commercial. Consumer and other is a separate loan segment and class.
The following describe the risk characteristics relevant to each of the portfolio segments.
Commercial, financial, and agricultural — includes loans to finance working capital operations, fixed asset purchases, or other needs for commercial customers. Also included in this category are loans to finance farming operations. Generally, the primary source of repayment is the cash flow from business operations and activities of the borrower.
Real Estate — includes loans disaggregated into three classes: Construction and development, Residential, and Commercial.
•
Construction and development — includes loans to acquire and improve real estate. Loans in this class include loans for residential development, commercial development, raw land, commercial construction, and residential construction. Generally, the primary source of repayment is the sale of the underlying real estate or refinance into a permanent mortgage.

•
Residential — primarily includes loans to finance 1 – 4 single-family residences. Loans in this class include first mortgages on primary residences, first mortgages on investment properties, junior liens on primary residences, and home equity lines of credit (both first and junior liens). Generally, the primary source of repayment is the borrower’s ordinary income.

•
Commercial — primarily includes loans to finance income-producing commercial, farmland, owner occupied commercial real estate, and multifamily properties. Loans in this class include loans for retail centers, hotels, medical and professional offices, single retail stores, industrial buildings, warehouses, and apartments leased generally to local businesses and residents. Generally, the primary source of repayment is dependent upon income generated from the real estate collateral.

Consumer and Other Loan Segments — include loans to individuals, secured by personal property or unsecured, or loans to government entities. Loans in this category include loan for autos, unsecured notes, overdraft lines of credit, and loans to local government entities. Generally, the primary source of repayment is the cash flow from ordinary income of the borrower, tax receipts and other governmental assessments.
Segments and classes of originated loans at December 31, 2017 and 2016 are summarized as follows:
	2017	2016
Commercial, financial, and agricultural loans	$204,890	235,711
Real estate loans:
Construction and development	157,393	142,274
Residential	107,629	101,162
Commercial	552,774	467,718
Total real estate loans	817,796	711,154
Consumer and other loans	98,316	82,905
Loans receivable, originated	1,121,002	1,029,770
Deferred loan fees	(1,058)	(792)
Total loans receivable, originated	$1,119,944	1,028,978

(a)
Loan Concentrations

The Bank grants loans and extensions of credit to individuals and a variety of firms and corporations located primarily in the Georgia Counties of Barrow, Bartow, Butts, Cherokee, Cobb, Douglas, Forsyth, Gwinnett, Hall, Henry, Jackson, Jasper, Paulding counties and surrounding counties. A substantial portion of the loan portfolio is collateralized by improved and unimproved real estate and is dependent upon the real estate market in these areas.
(b)
Nonaccrual and Past Due

The following is a summary of current, accruing past due, and nonaccrual loans by portfolio segment and class as of December 31, 2017 and 2016 for all originated loans:
	December 31, 2017
	Current loans	Accruing 30 – 89 days past due	Accruing greater than 90 days	Nonaccrual	Total loans
Commercial, financial, and agricultural loans	$204,751	37	—	102	204,890
Real estate loans:
Construction and development	157,356	—	—	37	157,393
Residential	106,965	125	—	539	107,629
Commercial	551,201	428	—	1,145	552,774
Total real estate loans	815,522	553	—	1,721	817,796
Consumer and other loans	98,225	89	1	1	98,316
Total loans receivable, originated	$1,118,498	679	1	1,824	1,121,002

	December 31, 2016
	Current loans	Accruing 30 – 89 days past due	Accruing greater than 90 days	Nonaccrual	Total loans
Commercial, financial, and agricultural loans	$232,993	742	—	1,976	235,711
Real estate loans:
Construction and development	142,265	—	—	9	142,274
Residential	99,227	347	—	1,588	101,162
Commercial	465,720	378	—	1,620	467,718
Total real estate loans	707,212	725	—	3,217	711,154
Consumer and other loans	82,767	100	—	38	82,905
Total loans receivable, originated	$1,022,972	1,567	—	5,231	1,029,770

Interest income on nonaccrual loans outstanding at December 31, 2017 and 2016, that would have been recorded for the years ended December 31, 2017 and 2016 if the loans had been current and performed in accordance with their original terms was $32 and $81 thousand, respectively.
(c)
Asset Quality

Grading of Loans
Commercial, Financial, Agricultural and Real Estate Loan Segments
The Bank has established a Loan Grading System that consists of nine individual Credit Risk Grades (Risk Grades or RG). The model is based on the risk of default for an individual credit and establishes certain criteria to delineate the level of risk across the nine unique Risk Grades. Risk Grade definitions are as follows:
•
Pass Grades (RG 1 – RG 5) — represents groups of loans that are not subject to adverse criticism as defined in regulatory guidance. Loans in these groups exhibit characteristics that represent low to moderate risk measured by a variety of credit risk criteria such as cash flow coverage, debt service coverage, balance sheet leverage, liquidity, management experience, industry position, prevailing economic conditions, support from secondary sources of repayment including guarantors and other credit factors that may be relevant to a specific loan. In general, these loans are supported by properly margined collateral and guarantees of principal parties.

•
Special Mention (RG 6) — a loan that is currently performing satisfactorily, but has a potential weakness that if not corrected will lead to a more severe rating. Potential weakness may, if not corrected, weaken the asset or inadequately protect the Bank’s position at some future date. Additionally, this grade may include loans where adverse economic conditions that develop subsequent to loan origination substantially increase the level of risk, but do not jeopardize liquidation of the debt.

•
Substandard (RG 7) — Loans classified as Substandard must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt; they are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected. The secondary means of repayment do not provide a sufficient level of support to offset the identified weakness but are sufficient to prevent a loss at this time, however, certain of these loans have a specific allowance for loan losses and certain loans in RG 7 have been moved to nonaccrual status.

•
Doubtful (RG 8) — Loans classified Doubtful have all the weaknesses inherent in loans classified Substandard, plus the added characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions, and values highly questionable and improbable. However, these loans are not yet rated as loss because certain events may occur which would provide recovery.

•
Loss (RG 9) — Loans classified Loss are considered uncollectible and of such little value that their continuance as bankable assets is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value, but rather that it is not practical or desirable to defer writing off the entire loan even though a partial recovery may occur in the future. Loans in this classification are typically charged off.

By definition, credit risk grades Special Mention (RG 6), Substandard (RG 7), Doubtful (RG 8), and Loss (RG 9) are criticized loans while Substandard (RG 7), Doubtful (RG 8), and Loss (RG 9) are classified loans. The criticized loan definitions are standardized by all bank regulatory agencies. The remaining credit risk grades are considered pass credits and are solely defined by the Bank.
To enhance this process, loans that are rated in one of the classified categories are reviewed no less than quarterly to establish an expectation of loss, if any, and if such examination indicates that the level of reserve is not adequate to cover the expectation of loss, a specific reserve is established, the balance is charged down to market value and/or impairment is generally applied.
Each loan officer assesses the appropriateness of the internal risk rating assigned to the credits on an ongoing basis, which is subsequently submitted to a regional credit officer for review. The Bank utilizes third-party loan reviewers who conduct independent credit quality reviews of a sample of the Bank’s originated loan portfolio and adherence to bank loan policy and the loan administration process.
Certain real estate loans made to consumers are not graded. The allowance calculation methodology used for these loans is the same as that used for consumer loans, as discussed in the Consumer and Other Loans segment below.
Consumer and Other Loans Segment
The Bank monitors the levels and severity of past-due consumer loans on a weekly basis through its collection activities. Of the $98.3 million of loans in this segment, municipal loans make up 94.0%, or $92.5 million of the pool. Historically, loans to state or local municipalities have been low-risk lending opportunities. The Company has had a good history with lending to municipalities with most loans getting an internal grade of 1 or 2 and none with a grade of higher than four. The allowance calculation methodology still takes these loans into account when determining the amount of the loan allowance.
The allowance calculation methodology delineates the consumer loan portfolio into homogeneous pools of loans that contain similar structure, repayment, collateral and risk profile, which include direct consumer loans, auto finance, credit cards, and overdrafts. The consumer loans are not individually graded; however, for these pools, the bank assigns a proxy risk grade to each loan based upon days past due. Loans that are rated in one of the criticized categories are routinely reviewed to establish an expectation of loss, if any, and if such examination indicates that the level of reserve is not adequate to cover the expectation of loss, a specific reserve or impairment is generally applied.
The following tables present the Company’s loan balances by class and segment as well as risk rating category as of December 31, 2017 and 2016 for all originated loans:
	December 31, 2017
	Graded loans, originated
	Pass	Special mention	Substandard(1)	Doubtful/loss	Total
Commercial, financial, and agricultural loans	$200,578	3,890	379	—	204,847
Real estate loans:
Construction and development	144,373	1,728	37	—	146,138
Residential	17,644	865	539	—	19,048
Commercial	547,630	1,921	3,223	—	552,774
Total real estate loans	709,647	4,514	3,799	—	717,960
Consumer and other loans	92,460	—	13	—	92,473
Total	$1,002,685	8,404	4,191	—	1,015,280

(1)
Includes $1.8 million of nonaccrual substandard loans.

	Ungraded loans, originated
	Current	Past due 30 – 89 days	Past due greater than 90 days	Nonaccrual	Total
Commercial, financial, and agricultural loans	$43	—	—	—	43
Real estate loans:
Construction and development	11,255	—	—	—	11,255
Residential	88,456	125	—	—	88,581
Commercial	—	—	—	—	—
Total real estate loans	99,711	125	—	—	99,836
Consumer and other loans	5,753	89	1	—	5,843
Total	$105,507	214	1	—	105,722
Total loans receivable, originated					$1,121,002

	December 31, 2016
	Graded loans, originated
	Pass	Special mention	Substandard(1)	Doubtful/loss	Total
Commercial, financial, and agricultural loans	$232,495	1,240	1,976	—	235,711
Real estate loans:
Construction and development	140,266	138	9	—	140,413
Residential	23,188	854	1,944	—	25,986
Commercial	463,860	1,719	2,139	—	467,718
Total real estate loans	627,314	2,711	4,092	—	634,117
Consumer and other loans	74,379	—	38	—	74,417
Total	$934,188	3,951	6,106	—	944,245

(1)
Includes $5.2 million of nonaccrual substandard loans.

	Ungraded loans, originated
	Current	Past due 30 – 89 days	Past due greater than 90 days	Nonaccrual	Total
Commercial, financial, and agricultural loans	$—	—	—	—	—
Real estate loans:
Construction and development	1,861	—	—	—	1,861
Residential	74,971	205	—	—	75,176
Commercial	—	—	—	—	—
Total real estate loans	76,832	205	—	—	77,037
Consumer and other loans	8,388	100	—	—	8,488
Total	$85,220	305	—	—	85,525
Total loans receivable, originated					$1,029,770

(d)
Impaired Loans, Originated

At December 31, 2017 and 2016, the recorded investment in originated loans that were considered to be impaired (including TDRs) was $3.4 and $4.8 million, respectively. At December 31, 2017 and 2016, impaired loans of  $2.2 million and $318 thousand, respectively, were on accrual status. Of the impaired loans on accrual status $277 and $318 thousand were considered TDRs at December 31, 2017 and 2016, respectively. The amount of interest income recognized on impaired loans for the years ended December 31, 2017 and 2016 was $172 and $243 thousand, respectively. Below is a detailed summary of impaired loans as of December 31, 2017 and 2016.
	December 31, 2017
	Recorded investment	Unpaid principal balance	Related allowance	Average recorded investment	Interest income recognized
With no related allowance recorded:
Commercial, financial, and agricultural loans	$—	—	—	—	—
Real estate loans:
Construction and development	—	—	—	—	—
Residential	251	281	—	287	14
Commercial	2,852	2,852	—	2,855	139
Total real estate loans	3,103	3,133	—	3,142	153
Consumer and other loans	—	—	—	—	—
Total with no related allowance	3,103	3,133	—	3,142	153
With an allowance recorded:
Commercial, financial, and agricultural loans	277	277	69	288	19
Real estate loans:
Construction and development	—	—	—	—	—
Residential	—	—	—	—	—
Commercial	—	—	—	—	—
Total real estate loans	—	—	—	—	—
Consumer and other loans	—	—	—	—	—
Total with an allowance recorded	277	277	69	288	19
Total impaired loans originated	$3,380	3,410	69	3,430	172

	December 31, 2016
	Recorded investment	Unpaid principal balance	Related allowance	Average recorded investment	Interest income recognized
With no related allowance recorded:
Commercial, financial, and agricultural loans	$605	605	—	665	28
Real estate loans:
Construction and development	—	—	—	—	—
Residential	971	1,001	—	1,027	43
Commercial	1,129	1,369	—	1,413	55
Total real estate loans	2,100	2,370	—	2,440	98
Consumer and other loans	—	—	—	—	—
Total with no related allowance	2,705	2,975	—	3,105	126
With an allowance recorded:
Commercial, financial, and agricultural loans	1,267	1,300	96	1,765	85
Real estate loans:
Construction and development	—	—	—	—	—
Residential	252	288	13	288	4
Commercial	564	578	563	592	28
Total real estate loans	816	866	576	880	32
Consumer and other loans	—	—	—	—	—
Total with an allowance recorded	2,083	2,166	672	2,645	117
Total impaired loans originated	$4,788	5,141	672	5,750	243

(e)
Allowance for Loan Losses, Originated

The allowance for loan losses as of and for the years ended December 31, 2017 and 2016 is presented below:
	Year ended December 31
	2017	2016
Balance at beginning of year	$9,674	8,708
Loans charged-off	(1,035)	(1,196)
Recoveries	571	342
Provision for loan losses	200	1,820
Balance at end of year	$9,410	9,674

The following tables detail the changes in the allowance for loan losses by loan type for the years ended December 31, 2017 and 2016, respectively:
	Year ended December 31, 2017
	January 1	Charge-offs	Recoveries	Provision for loan losses	December 31
Commercial, financial, and agricultural loans	$2,497	(13)	24	272	2,780
Real estate loans:
Construction and development	1,079	—	12	98	1,189
Residential	994	—	57	(112)	939
Commercial	4,856	(40)	144	(847)	4,113
Total real estate loans	6,929	(40)	213	(861)	6,241
Consumer and other loans	248	(982)	334	789	389
Total allowance for loan losses, originated	$9,674	(1,035)	571	200	9,410

	Year ended December 31, 2016
	January 1	Charge-offs	Recoveries	Provision for loan losses	December 31
Commercial, financial, and agricultural loans	$2,605	(15)	274	(367)	2,497
Real estate loans:
Construction and development	1,378	—	11	(310)	1,079
Residential	587	(20)	23	404	994
Commercial	3,959	(1,021)	—	1,918	4,856
Total real estate loans	5,924	(1,041)	34	2,012	6,929
Consumer and other loans	179	(140)	34	175	248
Total allowance for loan losses, originated	$8,708	(1,196)	342	1,820	9,674

The following tables present an analysis of the allowance for loan losses and recorded investment in originated loans by portfolio segment and class as well as impairment methodology as of December 31, 2017 and 2016.
	December 31, 2017
	Individually evaluated		Collectively evaluated		Total
	Allowance for loan losses	Recorded investment in loans	Allowance for loan losses	Recorded investment in loans	Allowance for loan losses	Recorded investment in loans
Commercial, financial, and agricultural loans	$69	277	2,711	204,613	2,780	204,890
Real estate loans:
Construction and development	—	—	1,189	157,393	1,189	157,393
Residential	—	251	939	107,378	939	107,629
Commercial	—	2,852	4,113	549,922	4,113	552,774
Total real estate loans	—	3,103	6,241	814,693	6,241	817,796
Consumer and other loans	—	—	389	98,316	389	98,316
Total	$69	3,380	9,341	1,117,622	9,410	1,121,002

	December 31, 2016
	Individually evaluated		Collectively evaluated		Total
	Allowance for loan losses	Recorded investment in loans	Allowance for loan losses	Recorded investment in loans	Allowance for loan losses	Recorded investment in loans
Commercial, financial, and agricultural loans	$96	1,872	2,401	233,839	2,497	235,711
Real estate loans:
Construction and development	—	—	1,079	142,274	1,079	142,274
Residential	13	1,223	981	99,939	994	101,162
Commercial	563	1,693	4,293	466,025	4,856	467,718
Total real estate loans	576	2,916	6,353	708,238	6,929	711,154
Consumer and other loans	—	—	248	82,905	248	82,905
Total	$672	4,788	9,002	1,024,982	9,674	1,029,770

(4)
Loans Receivable, Acquired and FDIC Indemnification Assets

(a)
Acquired Loans

The following table presents changes in the accretable yield on all acquired loans accounted for under ASC 310-30 during the respective periods:
	Acquired impaired loans
	December 31
	2017	2016
Balance, beginning of year	$22,852	34,501
Net transfers from nonaccretable difference to accretable yield	1,460	5,020
Accretion	(11,431)	(16,669)
Balance, end of year	$12,881	22,852

No allowance for loan losses was brought forward on any of the acquired loans, as any credit deterioration evident in the loans was included in the determination of the fair value of the loans at the acquisition dates. Updates to expected cash flows for acquired loans accounted for under ASC 310-30 result in a provision for loan losses and the establishment of an allowance for loan losses to the extent the amount and timing of expected cash flows decrease compared to those originally estimated at acquisition. These estimates are calculated on an individual loan pool basis, and any allowances for loan losses are also recorded on a loan pool basis.
Accretable yield represents interest income that will be recorded in future periods. It is the excess of cash flows expected at acquisition over the initial investment in the loan and is recognized in interest income over the remaining life of the loan, or pool of loans.
The accretable yield at December 31, 2017, is estimated to be recognized into interest income in the following periods:
Year:
2018	$4,698
2019	2,978
2020	1,877
2021	1,120
2022	748
2023 and thereafter	1,460
Total	$12,881

At December 31, 2017 and 2016, acquired loans, covered and noncovered, consisted of the following:
	December 31
	2017	2016
Commercial, financial, and agricultural loans:
Covered	$484	1,360
Noncovered	7,217	10,226
Total commercial, financial and agricultural loans	7,701	11,586
Real estate loans:
Construction and development:
Covered	966	7,935
Noncovered	6,757	7,887
Residential:
Covered	19,918	27,718
Noncovered	25,198	32,603
Commercial:
Covered	24,558	57,734
Noncovered	90,431	99,473
Total real estate loans	167,828	233,350
Consumer and other loans:
Covered	—	—
Noncovered	535	1,624
Total consumer and other loans	535	1,624
Loans receivable-covered	45,926	94,747
Loans receivable-noncovered	130,138	151,813
Loans receivable, acquired	176,064	246,560
Deferred loan fees
Covered	52	104
Noncovered	120	175
Total consumer and other loans	172	279
Total loans receivable-covered	45,978	94,851
Total loans receivable-noncovered	130,258	151,988
Total loans receivable, acquired	$176,236	246,839

There were no acquired covered loans which were considered TDRs during the years ended December 31, 2017 and 2016. No pooled loans accounted for under ASC 310-30 are considered TDRs under that accounting guidance.
At December 31, 2017 and 2016, approximately $2.8 and $5.2 million, respectively, of acquired loans accounted for under ASC 310-20 were classified as impaired nonaccrual loans.

The following is a summary of current, accruing past due, and nonaccrual loans by portfolio segment and class as of December 31, 2017 for acquired loans.
	Acquired loans at December 31, 2017
	Current loans	Accruing 30 – 89 days past due	Accruing greater than 90 days	Nonaccrual	Total loans
Commercial, financial, and agricultural loans
Covered	$484	—	—	—	484
Noncovered	6,980	237	—	—	7,217
Total commercial, financial and agricultural loans	7,464	237	—	—	7,701
Real estate loans:
Construction and development:
Covered	966	—	—	—	966
Noncovered	6,336	—	—	421	6,757
Residential:
Covered	19,011	427	—	480	19,918
Noncovered	24,688	416	—	94	25,198
Commercial:
Covered	24,558	—	—	—	24,558
Noncovered	88,619	34	—	1,778	90,431
Total real estate loans	164,178	877	—	2,773	167,828
Consumer and other loans:
Covered	—	—	—	—	—
Noncovered	535	—	—	—	535
Total consumer and other	535	—	—	—	535
Total loans receivable, acquired covered	45,019	427	—	480	45,926
Total loans receivable, acquired noncovered	127,158	687	—	2,293	130,138
Total loans receivable, acquired	$172,177	1,114	—	2,773	176,064

Acquired impaired loans that are contractually past due are still considered to be accruing and performing loans and disclosed as “current.”

The following is a summary of current, accruing past due, and nonaccrual loans by portfolio segment and class as of December 31, 2016 for acquired loans.
	Acquired loans at December 31, 2016
	Current loans	Accruing 30 – 89 days past due	Accruing greater than 90 days	Nonaccrual	Total loans
Commercial, financial, and agricultural loans
Covered	$1,360	—	—	—	1,360
Noncovered	10,154	64	—	8	10,226
Total commercial, financial and agricultural loans	11,514	64	—	8	11,586
Real estate loans:
Construction and development:
Covered	5,462	—	—	2,473	7,935
Noncovered	7,887	—	—	—	7,887
Residential:
Covered	27,009	95	—	614	27,718
Noncovered	32,301	112	—	190	32,603
Commercial:
Covered	55,884	—	—	1,850	57,734
Noncovered	99,352	36	—	85	99,473
Total real estate loans	227,895	243	—	5,212	233,350
Consumer and other loans:
Covered	—	—	—	—	—
Noncovered	1,624	—	—	—	1,624
Total consumer and other	1,624	—	—	—	1,624
Total loans receivable, acquired covered	89,715	95	—	4,937	94,747
Total loans receivable, acquired noncovered	151,318	212	—	283	151,813
Total loans receivable, acquired	$241,033	307	—	5,220	246,560

The following tables present loan balances by class and segment as well as risk rating category as of December 31, 2017 for all acquired loans:
	December 31, 2017
	Graded loans, acquired
	Pass	Special Mention	Substandard	Doubtful/loss	Total
Commercial, financial, and agricultural loans
Covered	$476	—	8	—	484
Noncovered	6,854	73	290	—	7,217
Total commercial, financial and agricultural loans	7,330	73	298	—	7,701
Real estate loans:
Construction and development:
Covered	726	40	157	—	923
Noncovered	3,342	546	2,530	—	6,418
Residential:
Covered	3,097	358	2,564	—	6,019
Noncovered	7,508	451	1,991	—	9,950
Commercial:
Covered	23,731	57	770	—	24,558
Noncovered	81,247	2,142	7,042	—	90,431
Total real estate loans	119,651	3,594	15,054	—	138,299
Consumer and other loans:
Covered	—	—	—	—	—
Noncovered	—	—	—	—	—
Total consumer and other	—	—	—	—	—
Total loans receivable, acquired covered	28,030	455	3,499	—	31,984
Total loans receivable, acquired noncovered	98,951	3,212	11,853	—	114,016
Total loans receivable, acquired	$126,981	3,667	15,352	—	146,000

	December 31, 2017
	Ungraded loans, acquired
	Current	Accruing 30 – 89 days past due	Accruing greater than 90 days	Nonaccrual	Total loans
Commercial, financial, and agricultural loans
Covered	$—	—	—	—	—
Noncovered	—	—	—	—	—
Total commercial, financial and agricultural loans	—	—	—	—	—
Real estate loans:
Construction and development:
Covered	43	—	—	—	43
Noncovered	339	—	—	—	339
Residential:
Covered	13,518	381	—	—	13,899
Noncovered	14,832	416	—	—	15,248
Commercial:
Covered	—	—	—	—	—
Noncovered	—	—	—	—	—
Total real estate loans	28,732	797	—	—	29,529
Consumer and other loans:
Covered	—	—	—	—	—
Noncovered	535	—	—	—	535
Total consumer and other	535	—	—	—	535
Total loans receivable, acquired	$29,267	797	—	—	30,064
Total loans receivable, acquired					176,064

The following tables present loan balances by class and segment as well as risk rating category as of December 31, 2016 for all acquired loans:
	December 31, 2016
	Graded loans, acquired
	Pass	Special Mention	Substandard	Doubtful/ loss	Total
Commercial, financial, and agricultural loans
Covered	$1,286	—	74	—	1,360
Noncovered	10,071	109	46	—	10,226
Total commercial, financial and agricultural loans	11,357	109	120	—	11,586
Real estate loans:
Construction and development:
Covered	1,529	235	6,171	—	7,935
Noncovered	5,299	894	1,694	—	7,887
Residential:
Covered	19,031	4,586	3,254	—	26,871
Noncovered	26,352	2,757	3,111	—	32,220
Commercial:
Covered	51,066	1,923	4,745	—	57,734
Noncovered	92,146	4,967	2,360	—	99,473
Total real estate loans	195,423	15,362	21,335	—	232,120
Consumer and other loans:
Covered	—	—	—	—	—
Noncovered	1,517	53	19	—	1,589
Total consumer and other	1,517	53	19	—	1,589
Total loans receivable, acquired covered	72,912	6,744	14,244	—	93,900
Total loans receivable, acquired noncovered	135,385	8,780	7,230	—	151,395
Total loans receivable, acquired	$208,297	15,524	21,474	—	245,295

	December 31, 2016
	Ungraded loans, acquired
	Current	Accruing 30 – 89 days past due	Accruing greater than 90 days	Nonaccrual	Total loans
Commercial, financial, and agricultural loans
Covered	$—	—	—	—	—
Noncovered	—	—	—	—	—
Total commercial, financial and agricultural loans	—	—	—	—	—
Real estate loans:
Construction and development:
Covered	—	—	—	—	—
Noncovered	—	—	—	—	—
Residential:
Covered	808	39	—	—	847
Noncovered	383	—	—	—	383
Commercial:
Covered	—	—	—	—	—
Noncovered	—	—	—	—	—
Total real estate loans	1,191	39	—	—	1,230
Consumer and other loans:
Covered	—	—	—	—	—
Noncovered	35	—	—	—	35
Total consumer and other	35	—	—	—	35
Total loans receivable, acquired	$1,226	39	—	—	1,265
Total loans receivable, acquired					246,560

(b)
Allowance for Loan Losses, Acquired

The allowance for loan losses for acquired loans as of and for the years ended December 31, 2017 and 2016 is presented below.
	Year ended December 31
	2017	2016
Balance at beginning of year	$2,542	2,557
Loans charged-off	(390)	(1,446)
Recoveries	—	48
Provision for loan losses:
Provision charged through operations	17	514
Provision recorded through the FDIC loss share receivable	(96)	869
Balance at end of year	$2,073	2,542

The following table details the changes in the allowance for loan losses by loan type for acquired loans for the year ended December 31, 2017.
	Year ended December 31, 2017
	January 1	Charge-offs	Recoveries	Provision for loan losses charged through operations	Provision for loan losses through FDIC loss share receivable	December 31,
Commercial, financial, and agricultural loans	$169	(60)	—	(54)	38	93
Real estate loans	2,360	(311)	—	57	(134)	1,972
Consumer and other loans	13	(19)	—	14	—	8
Total allowance for loan losses, acquired	$2,542	(390)	—	17	(96)	2,073

The following table presents an analysis of the allowance for loan losses and recorded investment in acquired loans by portfolio segment and impairment methodology as of December 31, 2017.
	December 31, 2017
	Individually evaluated			Collectively evaluated		PCI loans		Total
	Allowance for loan losses		Recorded investment in loans	Allowance for loan losses	Recorded investment in loans	Allowance for loan losses	Recorded investment in loans	Allowance for loan losses	Recorded investment in loans
Commercial, financial, and agricultural loans		$—	—	73	6,864	20	837	93	7,701
Real estate loans		—	2,773	254	86,386	1,718	78,669	1,972	167,828
Consumer and other loans		—	—	8	470	—	65	8	535
Total	$	__	2,773	335	93,720	1,738	79,571	2,073	176,064

The following table details the changes in the allowance for loan losses by loan type for acquired loans for the year ended December 31, 2016.
	Year ended December 31, 2016
	January 1	Charge-offs	Recoveries	Provision for loan losses charged through operations	Provision for loan losses through FDIC loss share receivable	December 31,
Commercial, financial, and agricultural loans	$166	(86)	—	57	32	169
Real estate loans	2,379	(1,356)	—	500	837	2,360
Consumer and other loans	12	(4)	48	(43)	—	13
Total allowance for loan losses, acquired	$2,557	(1,446)	48	514	869	2,542

The following table presents an analysis of the allowance for loan losses and recorded investment in acquired loans by portfolio segment and impairment methodology as of December 31, 2016.
	December 31, 2016
	Individually evaluated			Collectively evaluated		PCI loans		Total
	Allowance for loan losses		Recorded investment in loans	Allowance for loan losses	Recorded investment in loans	Allowance for loan losses	Recorded investment in loans	Allowance for loan losses	Recorded investment in loans
Commercial, financial, and agricultural loans		$—	8	121	9,740	48	1,838	169	11,586
Real estate loans		__	5,213	573	120,072	1,787	108,065	2,360	233,350
Consumer and other loans		—	—	12	1,325	1	299	13	1,624
Total	$	__	5,221	706	131,137	1,836	110,202	2,542	246,560
(c)
FDIC Indemnification Assets

The FDIC indemnification assets were initially recorded at fair value, based on the discounted value of expected future cash flows under the loss-sharing agreements. The difference between the present value at the acquisition dates and the undiscounted cash flows the Company expects to collect from the FDIC is accreted into noninterest income over the life of each FDIC indemnification asset when the present value of undiscounted cash flows exceeds the FDIC indemnification assets recorded on the Company’s books, or amortized into noninterest expenses over the life of each FDIC asset when the present value of undiscounted cash flows is less than the FDIC indemnification assets recorded on the Company’s books. The FDIC receivables are reported with the indemnification assets. The FDIC receivables represent loss claims submitted but not yet received, as well as estimated loss claims not yet submitted.
The FDIC indemnification assets are presented separately from any clawback liability due to the FDIC at the termination of the loss-sharing agreements. Pursuant to the provisions of the loss-sharing agreements, the Company may be required to make a true-up payment to the FDIC at the termination of the loss-sharing agreements should actual losses be less than certain thresholds established in the agreements.
The following table presents the activity in the FDIC indemnification assets and receivables during the years ended December 31, 2017 and 2016.
	Year ended December 31
	2017	2016
Beginning balance	$13,411	19,345
Amortization	(3,311)	(5,113)
Payments from the FDIC on covered loans	(4,672)	(2,115)
Other cash and noncash transactions	(1,748)	1,294
Total FDIC indemnification assets and receivables	$3,680	13,411

FDIC reimbursement of covered losses included expenses incurred for the resolution of covered assets netted with recoveries received on covered assets that were not included in the expected cash flows of the indemnification assets. The loss claims filed are subject to review and approval, including audits, by the FDIC or its assigned agents for compliance with the terms in the loss-sharing agreements. The estimated amount to be collected from FDIC is $2.2 million with the remaining $1.5 million amortized over the life of the indemnification asset.
(d)
Clawback Liabilities

Under FDIC loss-sharing agreements, the Company is required to return a portion of cash received from the FDIC in the event that losses do not reach a specified threshold, based on the initial discount less cumulative servicing costs for the covered assets acquired. Such liabilities are referred to as clawback liabilities and are considered to be contingent consideration, as they require the return of a portion of the initial consideration in the event that certain contingencies are met. The Bank calculates the projected clawback liability to the FDIC quarterly and records a liability for the present value of the projected amount due to the FDIC at the termination of the loss-share agreements. Changes in the FDIC clawback liability are recorded to noninterest expense. For the year ended December 31, 2016, the Company recorded a reduction of  $2.2 million in clawback liabilities related to the acquisitions of McIntosh, FSB and DCB. See Note 1 for additional discussion regarding the reduction in the clawback.
As of December 31, 2017 and 2016, the Company has recorded $8.2 and $7.9 million, respectively, in clawback liabilities related to the acquisitions of McIntosh, FSB and DCB.
	Year ended December 31
	2017	2016
Balance, beginning of year	$7,901	10,131
Clawback liability adjustments	(84)	(2,881)
Accretion	382	651
Balance, end of year	$8,199	7,901

(5)
Other Real Estate Owned

Gains on sales and write-downs and expenses related to other real estate owned, both covered and noncovered, are included in noninterest expense in the consolidated statements of income as follows:
	2017	2016
Losses (Gains) on sales and write-downs of other real estate owned, net of covered losses	$460	(399)
Other operating expenses on covered other real estate owned	182	252
Other operating expenses on noncovered other real estate owned	127	332
Total other real estate owned expenses	$769	185

(a)
Other Real Estate Owned-Noncovered

A summary of other real estate owned, noncovered, is presented as follows:
	Year ended December 31
	2017	2016
Balance, beginning of year	$2,861	4,204
Net transfers from originated loans	1,199	1,203
Other real estate-noncovered during the period due to the expiration of loss share agreement	350	—
Disposals	(2,743)	(2,226)
Write-downs	(444)	(320)
Balance, end of year	$1,223	2,861

At December 31, 2017 and 2016, other real estate owned-noncovered, consisted of the following types of properties:
	2017	2016
Construction and development	$877	2,181
Residential	346	680
Total other real estate owned-noncovered	$1,223	2,861

(b)
Other Real Estate Owned-Covered

Covered other real estate owned was initially recorded at its estimated fair value on the acquisition dates based on similar market comparable valuations less estimated selling costs. For Bartow, McIntosh and the remaining other real estate owned at DCB, any subsequent adjustments due to declines in fair value are charged to noninterest expense, and are offset 80% by the corresponding increase to the FDIC indemnification asset for the offsetting loss reimbursement amount. For FSB, any subsequent adjustments due to declines in fair value in excess of  $167 million will be charged to noninterest expense in full pursuant to the terms of the FSB loss-share agreement, which limits the Company’s ability to increase the FDIC indemnification asset until certain loss thresholds are exceeded, as further discussed in note 1(m). Any recoveries of previous valuation adjustments will be credited to noninterest expense with a corresponding adjustment for the portion of the recovery that is due to the FDIC.
Covered other real estate owned for the year ended December 31, 2017, is summarized as follows:
	Bartow	McIntosh	FSB	DCB	Total
Balance at beginning of year	$—	266	1,348	2,484	4,098
Other real estate, transferred due to expiration of loss share agreement	—	—	(350)	—	(350)
Net transfers from covered loans	113	304	89	466	972
Disposals	(98)	(456)	(1,048)	(2,246)	(3,848)
Write-downs	—	(28)	(3)	(407)	(438)
Balance at December 31, 2017	$15	86	36	297	434

At December 31, 2017, covered other real estate consisted of the following types of properties:
	Bartow	McIntosh	FSB	DCB	Total
Construction and development	$—	—	4	297	301
Residential	15	86	32	—	133
Total other real estate covered	$15	86	36	297	434

Covered other real estate owned for the year ended December 31, 2016 is summarized as follows:
	Bartow	McIntosh	FSB	DCB	Total
Balance at beginning of year	$5,291	2,587	5,138	5,863	18,879
Net transfers from covered loans	694	954	1,447	1,970	5,065
Disposals	(5,900)	(3,029)	(3,223)	(4,684)	(16,836)
Write-downs	(85)	(246)	(2,014)	(665)	(3,010)
Balance at December 31, 2016	$—	266	1,348	2,484	4,098

At December 31, 2016, covered other real estate consisted of the following types of properties:
	Bartow	McIntosh	FSB	DCB	Total
Construction and development	$—	—	620	1,890	2,510
Residential	—	266	213	63	542
Commercial	—	—	515	531	1,046
Total other real estate covered	$—	266	1,348	2,484	4,098

(6)
Premises and Equipment

Premises and equipment at December 31, 2017 and 2016 are summarized as follows:
	December 31
	2017	2016
Land	$10,650	10,724
Building and improvements	19,791	20,004
Equipment and furniture	15,078	14,856
Leasehold improvements	2,519	2,517
	48,038	48,101
Less accumulated depreciation and amortization	19,620	17,216
	$28,418	30,885

Depreciation expense and leasehold amortization was $2,543 and $2,990 for the years ended December 31, 2017 and 2016, respectively.
Leases
The Company leases its main office banking facility, its operations center, eight branch locations, one ATM location and two loan production offices under noncancelable operating lease agreements. The leases have various terms and maturity dates, including extensions, through 2028. The leases have various other terms including payments to common area maintenance, escalation increases ranging from 2.5% to 4.0% over the term of the lease, and various renewal options.
Future minimum lease commitments on noncancelable operating leases, excluding any renewal options, are summarized as follows:
2018	$1,615
2019	1,419
2020	1,226
2021	938
2022	541
2023 and thereafter	1,938
$7,677

Total rent expense was $1,709 and $1,672 for the years ended December 31, 2017 and 2016, respectively, and is included in occupancy and equipment expense in the consolidated statements of income.

(7)
Deposits

At December 31, 2017 and 2016, the aggregate amount of time deposits in denominations greater than $250 thousand or more was $57.8 and $57.6 million, respectively.
At December 31, 2017, the scheduled maturities of all time deposits are as follows:
2018	$314,238
2019	92,502
2020	59,008
2021	24,747
2022	15,064
505,559
Unamortized portion of time deposit fair value adjustment	18
$505,577

At December 31, 2017 and 2016, overdraft demand and savings deposits reclassified to loans totaled $87 and $50, respectively.
(8)
Long-term Obligations

Long-term obligations equaled $15.9 million at December 31, 2017 a decrease of  $43.3 million from December 31, 2016.
At December 31, 2017 and 2016, long-term obligations included $12.8 million and $56.1 million, respectively, in FHLB borrowings and $3.1 million in junior subordinated debentures representing obligations to Cherokee Statutory Trust I. The trust preferred securities mature in 2035, and may be redeemed at par in whole or in part at any time.
Trust Preferred Securities consist of the following:
	December 31
	2017	2016
Junior subordinated debenture at 3-month LIBOR + 1.50% (3.09% percent at December 31, 2017) maturing November 10, 2035	$3,093	$3,093

FHLB advances consist of the following:
	Rate	Maturity date	December 31
			2017	2016
Convertible	4.82	Jan-17	—	1,000
Convertible	4.82	Feb-17	—	1,000
Fixed rate advance	0.67	Mar-17	—	20,000
Fixed rate advance	0.69	Mar-17	—	20,000
Convertible	3.69	Sep-17	—	1,000
Convertible	4.68	May-19	1,500	1,500
Convertible	3.60	May-18	2,000	2,000
Fixed rate hybrid	2.73	Nov-18	5,000	5,000
Fixed rate advance	4.55	Dec-30	1,300	1,300
Fixed rate advance	4.55	Dec-30	900	900
Fixed rate amortizing advance	3.10	Sep-31	1,994	2,139
	3.47%		12,694	55,839
Unamortized portion of fair value adjustments			125	279
Total			$12,819	56,118

At December 31, 2017 and 2016, the unamortized fair value adjustments of  $125 and $279, respectively, remain from the acquisitions of McIntosh, Cherokee and Highland are included in FHLB advances.
Payments of FHLB advances over the next five years are as follows:
2018	$7,145
2019	1,645
2020	145
2021	145
2022	145
2023 and therafter	3,469
$12,694

The outstanding advances from the FHLB are secured by certain qualifying loans of  $231.3 million. There were no securities securing outstanding advances. Additionally, the FHLB requires the Company to maintain an investment in FHLB stock as a condition of the FHLB advances, the amount of which is determined by the Bank’s asset size and the amount of outstanding advances. The Company’s investment in FHLB stock totaled $2.2 and $4.0 and million at December 31, 2017 and 2016, respectively.
At December 31, 2017, the Company had unsecured lines of credit available totaling $45 million with its correspondent banks, which represent credit for overnight borrowings. There were no outstanding balances at December 31, 2017 and 2016.
(9)
Income Taxes

The components of income tax expense (benefit) for the years ended December 31, 2017 and 2016 are as follows:
	Year ended December 31
	2017	2016
Current:
Federal	$11,511	5,987
State	1,288	446
	12,799	6,433
Deferred:
Federal	(1,664)	2,355
State	(155)	288
Deferred tax assets and liabilities re-measurement	5,956	—
	4,137	2,643
Income tax expense	$16,936	9,076

On December 22, 2017, the Tax Cuts and Jobs Act (the TCJA) was signed into law. The effect of the change in tax law is required to be recognized as of the date of enactment, which is officially December 22, 2017. The TCJA reduced the corporate tax rate from a top rate of 35% to a flat rate of 21%. This required a revaluation of the Company’s deferred tax assets and liabilities (DTA) as of December 31, 2017 to reflect the reduced rate of tax over which temporary items will reverse, with the resulting impact of the rate change included in income from continuing operations pursuant to ASC 740-20-45-8. The Company recorded a non-cash adjustment of  $5,956 as a result of the reduced tax rate.

A reconciliation of expected tax expense (benefit) at the federal statutory rate of 35% to total income tax expense follows:
	Year ended December 31
	2017	2016
Federal income tax rate	35%	35%
Tax computed at the statutory rate	$11,065	9,145
Increase (decrease) resulting from:
Change in federal tax rate	5,956	—
State income taxes, net of federal benefit	611	477
Tax-exempt interest	(612)	(549)
Tax-exempt earnings on life insurance	(20)	(24)
Excess tax benefits on equity compensation	(120)	—
Non-deductible expenses	12	25
Other, net	44	2
Total	$16,936	9,076

The following summarizes the components of net deferred taxes at December 31, 2017 and 2016:
	2017	2016
Deferred tax assets:
Allowance for loan losses	$2,422	3,763
Acquired loans	1,356	3,879
Acquired OREO	4	464
Benefit plan reserve	129	180
FDIC acquisition intangibles	4,096	6,517
FDIC clawback liability	2,110	3,073
Organizational and preopening costs	34	68
Stock compensation	530	807
Deferred loan fees	228	200
State tax credits	62	73
Net operating losses	1,825	3,322
Other real estate owned write-down	—	133
Deferred rent	160	253
Depreciation	133	—
Purchase adjustments	26	111
Capital loss carryforward	29	48
Unrealized losses on securities held to maturity	700	1,417
Unrealized losses on securities available for sale	416	685
Total deferred tax assets	14,260	24,993
Deferred tax liabilities:
Section 481 adjustments	60	456
FDIC indemnification assets and receivable	947	5,217
FDIC acquisitions Sec. 597 gain	—	435
Depreciation	—	332
Amortization of intangibles	1,647	2,395
Total deferred tax liabilities	2,654	8,835
Net deferred tax assets	$11,606	16,158

Management’s determination of the realization of deferred tax assets is based on management’s judgment of various future events, including the timing, nature and amount of future income earned by the Bank and the implementation of various plans to maximize realization of deferred tax assets. Due to profitable operations in 2017 and 2016, and the growth of the Company as a result of the acquisitions, the Company believes that it is more likely than not that the results of future operations will generate sufficient taxable income to recover the deferred tax assets, net of recorded valuation allowances.
There are no significant unrecognized income tax benefits as of December 31, 2017 and 2016. Net operating loss carryforwards of  $7,028 and $7,356 for Federal and State, respectively, expire at various dates through 2030. Tax years 2014 and later remain subject to examination for Federal and State purposes.
(10)
Net Income per Common Share

The factors used in the earning per share computation are as follows:
	Year ended December 31
	2017	2016
Basic:
Net income available to common stockholders	$14,679	17,053
Weighted average common shares outstanding	40,318,170	40,107,566
Basic earnings per common share	$0.36	0.43
Diluted:
Net income available to common stockholders	$14,679	17,053
Weighted average common shares outstanding for basic earnings per share	40,318,170	40,107,566
Add dilutive effects of assumed exercise of stock options	576,647	427,327
Add dilutive effects of unvested restricted stock grants	231,068	109,504
Add dilutive effects of warrants	1,090,967	704,531
Average shares and dilutive potential common shares	42,216,852	41,348,928
Diluted earnings per share	$0.35	0.41

(11)
Employee and Director Benefit Plans

(a)
Stock Option and Incentive Plans

During 2004, the Company approved a stock option plan (the 2004 Plan) whereby 300,000 authorized shares of common stock were reserved for issuance by the Company upon exercise of stock options granted to officers, directors, and employees of the Company from time to time. Options constitute both incentive stock options and nonqualified stock options. Options awarded to officers, directors, and employees typically vest and become exercisable at a rate of one-third annually with the first one-third exercisable on the one-year anniversary of the date of grant. In the event of a change in control, all options shall become fully vested and exercisable. Any shares subject to an award that expires, or are terminated unexercised, will be available for issuance again. The 2004 Plan has a term of 10 years, unless terminated earlier. The exercise price per share for nonqualified and incentive stock options shall be the price as determined by an option committee, which approximates the fair market value of the common stock on the date of grant. As of December 31, 2017, there were 28,104 options outstanding; however, no additional options can be awarded as the 2004 Plan is closed.
During 2011, the Company approved an incentive plan (the 2011 Plan) whereby 4,250,000 authorized shares of voting common stock were reserved for issuance by the Company upon exercise of stock awards granted to officers, directors, and employees of the Company from time to time. Awards approved under the 2011 Plan include incentive and nonqualified stock options, stock appreciation rights, restricted stock and restricted stock units, deferred stock units, performance awards, dividend equivalents, and other stock-based awards. The Company defines a restricted stock unit as the right to an actual share of common stock. Stock awards to officers, directors, and employees typically vest and become exercisable over three years. In the event of a change in control, all awards may become fully vested and exercisable, except for certain restricted stock units granted to directors in 2017 which would be forfeited to the extent that the vesting date is more than one year beyond the date of the change in control. Any shares subject to an award that expires, or are terminated unexercised, will be available for issuance again. The Plan has a term of 10 years, unless terminated earlier. The exercise price per share for stock awards shall be the price as determined by a board-appointed committee, which approximates the fair market value of the common stock on the date of grant. As of December 31, 2017, there were 542,032 shares available to be awarded.
During the years ended December 31, 2017 and 2016, there were 458,002 and 249,960 shares, respectively, in stock compensation awards granted. The stock compensation awards granted in 2017 and 2016 were in the form of restricted stock units and were issued pursuant to the terms and conditions of the 2011 Plan.
A summary of stock option activity for the years ended December 31, 2017 and 2016 is presented below:
	Years ended December 31
	2017			2016
	Shares	Weighted average exercise price	Weighted average years until expiration	Shares	Weighted average exercise price	Weighted average years until expiration
Outstanding at beginning of year	1,413,575	$4.64	4.3	1,492,033	$4.71	5.3
Granted	—	—	—	—	—	—
Exercised	(1,250)	3.27	—	(55,000)(1)	4.62	—
Forfeited or expired	(2,225)	9.93	—	(23,458)	9.32	—
Outstanding at end of year	1,410,100	3.39(2)	3.3	1,413,575	4.64	4.3
Exercisable at end of year	1,410,100	3.39	3.3	1,413,575	4.64	4.3

(1)
50,000 of the shares exercised were non-cash

(2)
Weighted average exercise price was adjusted as a result of the dividend paid on common stock

There was no compensation cost related to the vesting of stock options for the year ended December 31, 2017 and compensation cost related to the vesting of stock for the year ended December 31, 2016 was $3 thousand, and was recorded as a component of salaries and employee benefits in the consolidated statements of income. As of December 31, 2017 and 2016, there was $2 thousand and $64 thousand, respectively, in tax benefits recognized related to option exercises.
As of December 31, 2017, all compensation cost related to stock option-based compensation arrangements had been recognized.
No stock options vested during 2017. The total fair value of stock options vested during 2016 was $119 thousand. The total grant date fair value of stock options outstanding at December 31, 2017 and 2016 was $7.3 million and $7.4 million, respectively. The Company uses the Black-Scholes-Merton model to estimate the fair value of stock options, while the estimated fair value of the Company’s common stock is used for restricted stock awards and stock grants, both determined at the date of grant.

A summary of nonvested restricted share unit activity during the years ended December 31, 2017 and 2016 is presented below:
	December 31
	2017		2016
	Share units	Weighted average fair value	Share units	Weighted average fair value
Outstanding at beginning of year	212,353	$5.26	178,688	$5.33
Granted	458,002	7.51	249,960	4.85
Forfeited	(46,638)	7.72	(4,337)	5.55
Vested	(192,601)	6.10	(211,958)	5.02
Outstanding at end of year	431,116	$7.01	212,353	$5.26

Compensation cost related to the vesting of restricted stock units was $1.2 and $1.1 million for the years ended December 31, 2017 and 2016, respectively, and was recorded as a component of salaries and employee benefits in the consolidated statements of income.
As of December 31, 2017, there was $2.8 million of total unrecognized compensation cost related to nonvested restricted stock-unit based compensation arrangements. The cost is expected to be recognized over a weighted average period of 2.47 years.
(b)
401(k) Plan

The Company has a defined contribution plan, intended to comply with the requirements of Section 401(k) of the Internal Revenue Code, covering substantially all employees subject to certain minimum age and service requirements. Contributions to the plan are approved annually by the Board of Directors. The Company currently matches 100% of an eligible employee’s contributions to the 401K Plan up to 4% of an employee’s salary. The Company’s 401K contribution expense was $619 thousand and $528 thousand for the years ended December 31, 2017 and 2016, respectively.
(12)
Warrants

In conjunction with the Company’s 2011 private offer and sale of common stock and securities convertible and exercisable into common stock, the Company issued and sold warrants to purchase 167,825 shares of voting common stock and to purchase 1,172,774 shares of nonvoting common stock at $6.50 per share, respectively (collectively, the Warrants). The exercise price and the shares issuable upon exercise of the Warrants are subject to adjustment in the event of a stock dividend, stock split, a below market issuance of additional shares of common stock, the implementation of a shareholders rights plan, and certain repurchases of common stock, among other events. The Warrants have a ten year term and expire on February 28, 2021. On October 2, 2015, the Company declared a special dividend of  $1.9936 per share. Therefore, the outstanding warrants to purchase common shares was adjusted to 230,995 shares of voting common stock and 1,614,227 shares of non-voting common stock, both at an adjusted price of  $4.7724 per share. On March 22, 2017, the Company declared a special dividend of  $1.2393 per share. Therefore, the outstanding warrants to purchase common shares was adjusted to 272,422 shares of voting common stock and 1,903,712 shares of non-voting common stock, both at an adjusted price of  $4.0043 per share. See Note 13 — Dividend Restrictions for additional information on the special dividend paid.
(13)
Dividend Restrictions

Banking regulations applicable to the Bank generally restrict the amount of dividends that a bank may pay without obtaining prior regulatory approval based on considerations including profitability, asset quality, and capital adequacy. At December 31, 2017 and 2016, the Bank was not subject to any regulatory agreement, order, or directive restricting its ability to declare or pay dividends. As of December 31, 2017, the Bank is eligible to pay a dividend to the Parent Company not to exceed fifty percent of the prior year net income available to common stockholders, or $8.3 million in 2018.
On March 22, 2017, the Company’s Board of Directors declared a special cash dividend payment of $1.2393 per share of voting and non-voting common stock for Hamilton State Bancshares, Inc.

shareholders. The special dividend was payable on April 25, 2017 to shareholders of record as of April 6, 2017. Shares of voting and non-voting common stock on April 6, 2017 were 34,621,962 and 5,723,226, respectively. The total special dividend paid by the Company was approximately $50 million. The special dividend paid by the Company was approved by the Federal Reserve Bank of Atlanta.
In connection with the $50 million special dividend was a $50 million distribution from the Bank to the Company representing a combination of dividends and a capital reduction. The $50 million distribution was approved by the Bank’s Board of Directors on March 22, 2017 payable on April 6, 2017. The distribution was also approved by both the Georgia Department of Banking and Finance and the FDIC.
Neither the Bank nor the Company paid dividends during 2016.
(14)
Commitments

(a)
Loan Commitments

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments could include commitments to extend credit, and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.
The exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.
In most cases, the Bank requires collateral or other security to support financial instruments with credit risk.
	Approximate contract amount at
	December 31
	2017	2016
Financial instruments whose contract amount represents risk:
Commitments to extend credit	$257,309	239,386
Standby letters of credit	3,839	3,628
Commitments to extend credit are agreements to lend to a customer, as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation. Collateral held varies but may include unimproved and improved real estate, certificates of deposit, or personal property.
Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to local businesses. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. At December 31, 2017 and 2016, $2 million and $3 million of the standby letters of credit outstanding were collateralized, respectively.
(b)
Contingencies

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company’s consolidated financial statements.

(15)
Regulatory Matters

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measure of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. The final rules implementing Basel Committee on Banking Supervision’s capital guidelines for U.S. banks (Basel III rules) became effective for the Company on January 1, 2015 with full compliance with all of the requirements being phased in over a multi-year schedule, and fully phased in by January 1, 2019. Under the Basel III rules, the Company must hold a capital conservation buffer above the adequately capitalized risk-based capital ratios. The capital conservation buffer is being phased in from 0.0% for 2015 to 2.5% by 2019. The capital conservation buffer for 2017 was 1.25% and for 2016 was 0.625%. The Company opted not to include the net unrealized gain or loss on available for sale securities in computing regulatory capital. Capital amounts and ratios for December 31, 2017 and 2016 are calculated using Basel III rules. Management believes as of December 31, 2017, the Company and Bank meet all capital adequacy requirements to which they are subject.
Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. At December 31, 2017 and 2016, the most recent notification categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank’s category.
The Company’s consolidated capital amounts and ratios are presented in the following table:
	Actual		For Capital adequacy purposes
	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
December 31, 2017:
Common equity tier 1 capital to risk weighted assets	$189,238	13.80%	$78,850	5.75%(1)
Total risk based capital to risk weighted assets	203,356	14.83%	126,846	9.25%(1)
Tier I capital to risk weighted assets	191,873	13.99%	99,420	7.25%(1)
Tier I capital to average assets (leverage ratio)	191,873	10.88%	70,564	4.00%
December 31, 2016:
Common equity tier 1 capital to risk weighted assets	$222,044	16.30%	$69,826	5.125%(2)
Total risk based capital to risk weighted assets	235,932	17.32%	117,512	8.625%(2)
Tier I capital to risk weighted assets	223,715	16.42%	90,263	6.625%(2)
Tier I capital to average assets (leverage ratio)	223,715	12.27%	72,941	4.000%

The Bank’s capital amounts and ratios are presented in the following table:
	Actual		For Capital adequacy purposes		To be well-capitalized under regulation
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
December 31, 2017:
Common equity tier 1 capital to risk weighted assets	$183,889	13.44%	$78,681	5.75%(1)	$88,943	6.50%
Total risk based capital to risk weighted assets	195,246	14.27%	126,573	9.25%(1)	136,836	10.00%
Tier I capital to risk weighted assets	183,889	13.44%	99,206	7.25%(1)	109,469	8.00%
Tier I capital to average assets (leverage ratio)	183,889	10.45%	70,417	4.00%	88,021	5.00%
December 31, 2016:
Common equity tier 1 capital to risk weighted assets	$214,213	15.74%	$69,748	5.125%(2)	$88,461	6.50%
Total risk based capital to risk weighted assets	226,415	16.64%	117,380	8.625%(2)	136,093	10.00%
Tier I capital to risk weighted assets	214,213	15.74%	90,162	6.625%(2)	108,874	8.00%
Tier I capital to average assets (leverage ratio)	214,213	11.75%	72,888	4.000%	91,110	5.00%

(1)
The December 31, 2017 amount includes a transition capital conservation buffer of 1.25 percent.

(2)
The December 31, 2016 amount includes a transition capital conservation buffer of 0.625 percent.

(16)
Fair Value of Assets and Liabilities

(a)
Determination of Fair Value

The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. In accordance with Fair Value Measurement guidance (FASB ASC Topic 820), the fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.
The fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (as opposed to a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.
(b)
Fair Value Hierarchy

In accordance with this guidance, the Company groups its financial assets generally measured at fair value in three levels, based on the markets in which the assets are traded and the reliability of the assumptions used to determine fair value.
Level 1 — Valuation is based on quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 assets and liabilities generally include debt securities that are traded in an active exchange market. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.
Level 2 — Valuation is based on inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. The valuation may be based on quoted prices for similar assets or liabilities; quoted prices for identical assets or liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.
Level 3 — Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using certain pricing models, discounted cash flow methodologies, or similar techniques when they involve unobservable inputs, as well as instruments for which determination of fair value requires significant management judgment or estimation.
A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. There were no transfers of assets or liabilities between Levels 1, 2, or 3 during the years ended December 31, 2017 or 2016.
Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Because no quoted market prices exist for a significant portion of the Company’s financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on and off balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include deferred income taxes, other real estate and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on the fair value estimates and have not been considered in the estimates.
Recurring Fair Value Changes
Securities available for sale are within either Level 1 or Level 2 of the valuation hierarchy. Level 1 includes securities that have quoted prices in active markets for identical assets. Level 2 includes securities that are matrix priced based on trades of similar securities. The Company’s securities include GSE obligations, U.S. government, federal agency, and state and municipal bonds, mortgage-backed securities, and corporate bonds.
Assets and liabilities measured at fair value on a recurring basis are summarized below:
	Fair value measurements using
	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total carrying value
December 31, 2017:
Assets:
Securities available for sale
U.S. government and federal agencies	$75	4,997	—	5,072
Mortgage-backed government sponsored (GSE) residential	—	124,305	—	124,305
State and municipal securities	—	40,511	—	40,511
Corporate securities	—	9,148	—	9,148
Total	$75	178,961	—	179,036
December 31, 2016:
Assets:
Securities available for sale
U.S. government and federal agencies	$38	5,123	—	5,161
Mortgage-backed government sponsored (GSE) residential	—	134,455	—	134,455
State and municipal securities	—	47,105	—	47,105
Corporate securities	—	38,055	—	38,055
Total	$38	224,738	—	224,776

Nonrecurring Fair Value Changes
From time to time, certain assets and liabilities may be recorded at fair value on a nonrecurring basis. These nonrecurring fair value adjustments typically are a result of the application of lower of cost or fair value accounting or a write-down occurring during the period.
Impaired Loans:   In accordance with the provisions of ASC Topic 310, the Company records loans considered impaired at their fair value. A loan is considered impaired if it is probable the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Fair value is measured based on the value of the collateral for collateral-dependent loans. For other impaired loans, fair value is measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the loan’s market price if available. If the recorded investment in the impaired loan exceeds the measure of fair value, a valuation allowance may be established as a component of the allowance for loan losses or the expense is recognized as a charge-off. Impaired loans are classified within Level 3 of the hierarchy due to the unobservable inputs used in determining their fair value such as collateral values and the borrower’s underlying financial condition.
Other Real Estate Owned:   Other real estate owned represents real estate foreclosed upon by the Company through loan defaults by customers, or obtained through bank acquisitions. Upon foreclosure, the property is recorded at fair value, based on appraised value, less selling costs estimated as of the date acquired with any loss recognized as a charge-off through the allowance for loan losses. Additional losses for subsequent valuation adjustments are determined on a specific property basis and are included as a component of noninterest expense along with holding costs. Any gains or losses realized at the time of disposal are reflected in noninterest expense, as applicable. Other real estate owned is included in Level 3 of the valuation hierarchy due to the lack of observable market inputs in determining fair value. Appraisal values are property-specific and sensitive to the changes in the overall economic environment.
For assets and liabilities measured at fair value on a nonrecurring basis as of December 31, 2017 and 2016, the following tables provide the level of valuation assumptions used to determine each adjustment, the related carrying value, and the fair value adjustments recorded during the respective periods.
		December 31, 2017
Description	Total	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Fair value adjustments for the year ended December 31, 2017
Assets:
Impaired loans	6,153	—	—	6,153	312
Other real estate owned-covered	434	—	—	434	—
Other real estate-noncovered	1,223	—	—	1,223	—
		December 31, 2016
Description	Total	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Fair value adjustments for the year ended December 31, 2016
Assets:
Impaired loans	10,009	—	—	10,009	1,449
Other real estate owned-covered	4,098	—	—	4,098	526
Other real estate-noncovered	2,861	—	—	2,861	—
Quantitative Information about Level 3 Fair Value Measurements
The tables below provide an overview of the valuation techniques and significant unobservable inputs used in those techniques to measure assets and liabilities that are classified within Level 3 of the valuation hierarchy. The table is presented in two parts: (1) the assets and liabilities resulting from the Covered Acquisitions, including assets and liabilities attributable to loss-share agreements with the FDIC and (2) originated assets. With respect to the Covered Acquisitions, the range of discounts to fair value represent discounts applied to contractual amounts due as of the date of acquisition. Such discounts are updated quarterly.

The following tables present information related to Level 3 nonrecurring fair value measurements for Covered Acquisitions at December 31, 2017 and 2016:
December 31, 2017:	Fair value balance	General range of discounts to fair value	Valuation techniques	Unobservable inputs
		(weighted avg.)
Assets:
Impaired loans, acquired	$2,773	0% – 100% (6)%	Discounted cash flows Third party appraisals	Probability of default Credit losses Prepayment rates Expected cash flows
Other real estate owned, covered	434	(6)%	Discounted cash flows	Discount rates
			Third party appraisals	Property type
December 31, 2016:	Fair value balance	General range of discounts to fair value	Valuation techniques	Unobservable inputs
		(weighted avg.)
Assets:
Impaired loans, acquired	$5,221	0% – 100% (6)%	Discounted cash flows Third party appraisals	Probability of default Credit losses Prepayment rates Expected cash flows
Other real estate owned, covered	4,098	(6)%	Discounted cash flows	Discount rates
			Third party appraisals	Property type

The following tables present information related to Level 3 nonrecurring fair value measurements for originated assets at December 31, 2017 and 2016:
December 31, 2017:	Fair value balance	General range of discounts to fair value	Valuation techniques	Unobservable inputs
		(weighted avg.)
Assets:
Impaired loans, originated	$3,380	0% – 25% (2)%	Discounted cash flows Third party appraisals less selling costs	Discount rates Management discount for property type, market volatility, credit losses, loan term
Other real estate owned, noncovered	1,223	(6)%	Third party appraisals, less selling costs	Comparable properties within the market
December 31, 2016:	Fair value balance	General range of discounts to fair value	Valuation techniques	Unobservable inputs
		(weighted avg.)
Assets:
Impaired loans, originated	$4,788	0% – 100% (14)%	Discounted cash flows Third party appraisals less selling costs	Discount rates Management discount for property type, market volatility, credit losses, loan term
Other real estate owned, noncovered	2,861	(6)%	Third party appraisals, less selling costs	Comparable properties within the market
Fair Value Disclosures
The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:
Cash and Cash Equivalents, Time Deposits in Other Banks, Accrued Interest Receivable and Accrued Interest Payable, Securities Sold under Agreement to Repurchase:   For these assets the carrying amount is a reasonable estimate of fair value due to the short-term nature of these instruments.
Loans:   The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is assumed to be a reasonable estimate of fair value. The fair value of impaired loans is estimated based on discounted cash flows or underlying collateral values, where applicable. These methods of estimating fair value do not incorporate the exit price/market participant concept of fair value prescribed by ASC Subtopic 820-10, Fair Value Measurement — Overall, and generally produce a higher value than an exit price/market participant approach.

Federal Home Loan Bank Stock:   It is not practical to determine the fair value of FHLB stock due to the restrictions placed on its transferability.
Deposits:   The fair value of demand deposits, savings accounts, NOW accounts, and money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity time deposits is estimated by discounting the future cash flows using current rates at which comparable time deposits would be issued.
Federal Home Loan Bank Advances:   The fair value is estimated using the discounted value of contractual cash flows based on current incremental borrowing rates for similar borrowing arrangements with the FHLB and/or termination values provided by the FHLB.
Commitments to Extend Credit and Standby Letters of Credit:   Because commitments to extend credit and standby letters of credit are made using variable rates and have short maturities, and represent commitments which have not yet been drawn, their carrying value and fair value are immaterial.
The carrying values and estimated fair values of the Company’s financial instruments as of December 31, 2017 are as follows:
		Fair value measurements at December 31, 2017 using
	Carrying value	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Fair value balance
Assets:
Cash and cash equivalents	$122,781	122,781	—	—	122,781
Time deposits in other banks	11,565	11,565	—	—	11,565
Securities available for sale	179,036	75	178,961	—	179,036
Securities held to maturity	106,814	—	107,774	—	107,774
FHLB stock	2,245	—	—	—	N/A
Loans receivable, net of allowance for loan losses	1,284,697	—	—	1,288,299	1,288,299
Accrued interest receivable	5,473	—	5,473	—	5,473
Liabilities:
Deposits	1,549,675	—	1,552,644	—	1,552,644
FHLB advances	12,819	—	13,185	—	13,185
Accrued interest payable	291	—	291	—	291
Trust preferred securities	3,093	—	—	3,093	3,093

The carrying values and estimated fair values of the Company’s financial instruments as of December 31, 2016 are as follows:
		Fair value measurements at December 31, 2016 using
	Carrying value	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Fair value balance
Assets:
Cash and cash equivalents	$118,857	118,857	—	—	118,857
Time deposits in other banks	11,577	11,577	—	—	11,577
Securities available for sale	224,776	38	224,738	—	224,776
Securities held to maturity	124,877	—	126,445	—	126,445
FHLB stock	3,970	—	—	—	N/A
Loans receivable, net of allowance for loan losses	1,263,601	—	—	1,267,080	1,267,080
Accrued interest receivable	5,419	—	5,419	—	5,419
Liabilities:
Deposits	1,534,849	—	1,537,895	—	1,537,895
FHLB advances	56,118	—	56,482	—	56,482
Securities sold under agreements to repurchase	3,776	—	3,776	—	3,776
Accrued interest payable	333	—	333	—	333
Trust preferred securities	3,093	—	—	3,093	3,093
(17)
Related-Party Disclosures

(a)
Loans

In the ordinary course of business, the Company has granted loans to certain related parties, including directors, executive officers, and their affiliates. Changes in related party loans for the years ended December 31, 2017 and 2016 are as follows:
	December 31
	2017	2016
Balance, beginning of year	$1,330	1,515
Advances	599	151
Repayments	(788)	(336)
Balance, end of year	$1,141	1,330

(b)
Deposits

Deposits from related parties held by the Bank at December 31, 2017 and 2016 amounted to $649 and $1.5 million, respectively.
(18)
Subsequent Events

On January 26, 2018, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Ameris Bancorp (Nasdaq: ABCB) (“Ameris”), pursuant to which the Company will merge with and into Ameris, whereupon the separate corporate existence of the Company will cease and Ameris will survive (the “Merger”). In connection with the Merger, the Bank will be merged with and into Ameris Bank, a wholly owned subsidiary of Ameris, with Ameris Bank as the surviving bank.

Under the terms of the Merger Agreement, each share of Hamilton common stock and each restricted stock unit will be converted into the right to receive 0.16 shares of Ameris common stock and $0.93 in cash. The consideration mix is approximately 90% stock and 10% cash.
The Merger Agreement has been unanimously approved by the board of directors of each company. The transaction is expected to close in the third quarter of 2018 and is subject to customary closing conditions, including the receipt of regulatory approvals and the approval of the shareholders of the Company.
The Merger Agreement allows for the Company to pay a cash dividend in the aggregate amount of up to $9 million to shareholders prior to the closing date. On January 24, 2018, the Company’s Board of Directors declared a $9 million special cash dividend with a record date of February 21, 2018. The dividend was paid on February 28, 2018. The dividend was funded by an $11 million dividend from the Bank to the Company and had received all required regulatory approvals.
The Company has evaluated all transactions, events, and circumstances through March 5, 2018, which is the date the consolidated financial statements were available to be issued.